                                                                    EXHIBIT 10.1


                  AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

                                     BETWEEN

                        U.S. RESTAURANT PROPERTIES, INC.

                        LONE STAR U.S. ACQUISITIONS, LLC

                                       AND

                         LONE STAR FUND III (U.S.), L.P.

                          DATED AS OF FEBRUARY 27, 2001

                                TABLE OF CONTENTS

                                                                                             Page
                                                                                             ----
ARTICLE 1 PURCHASE AND SALE OF SHARES.......................................................    2

    1.1    Purchase and Sale................................................................    2
    1.2    Purchase Price...................................................................    2
    1.3    Payment at First Closing or Subsequent Closing...................................    2
    1.4    Earnest Money....................................................................    2
    1.5    Inspection Period................................................................    3

ARTICLE 2 REPRESENTATIONS AND WARRANTIES....................................................    3

    2.1    Representations and Warranties Regarding the REIT................................    3
           (a)   Organization, Standing and Power...........................................    3
           (b)   Capital Structure..........................................................    4
           (c)   Authority; No Violations; Consents and Approvals...........................    6
           (d)   SEC Documents..............................................................    8
           (e)   Information Supplied.......................................................    8
           (f)   Absence of Certain Changes or Events.......................................    9
           (g)   No Undisclosed Material Liabilities........................................    9
           (h)   No Default.................................................................    9
           (i)   Compliance with Applicable Laws............................................   10
           (j)   REIT Litigation............................................................   10
           (k)   Taxes......................................................................   10
           (l)   Pension and Benefit Plans; ERISA...........................................   12
           (m)   Labor and Employment Matters...............................................   15
           (n)   Intangible Property........................................................   16
           (o)   Environmental Matters......................................................   16
           (p)   Properties.................................................................   18
           (q)   Insurance..................................................................   20
           (r)   Beneficial Ownership of REIT Common Stock..................................   20
           (s)   Brokers....................................................................   20
           (t)   Investment Company Act of 1940.............................................   20
           (u)   Contracts..................................................................   20
           (v)   Information Systems........................................................   22
           (w)   Projections................................................................   22
    2.2    Representations and Warranties of Buyer..........................................   22
           (a)   Organization, Standing and Power...........................................   22
           (b)   Authority; No Violations, Consents and Approvals...........................   23
           (c)   Information Supplied.......................................................   24
           (d)   Litigation.................................................................   24
           (e)   Acquisition of Shares......................................................   24
           (f)   No Registration............................................................   24
           (g)   Status as Accredited Investor..............................................   25
           (h)   Brokers....................................................................   25

ARTICLE 3 COVENANTS OF THE REIT.............................................................   25

    3.1    Covenants Relating to the Business of the REIT...................................   25
    3.2    No Solicitation by the REIT......................................................   28
    3.3    Access and Information...........................................................   30
    3.4    Assistance.......................................................................   31
    3.5    Notification of Certain Matters..................................................   31
    3.6    Third Party Consents.............................................................   31
    3.7    Appointment  of Directors........................................................   32
    3.8    Noncompetition and Release Agreements............................................   32
    3.9    Affiliate Agreement..............................................................   32
    3.10   Additional Arrangements..........................................................   32
    3.11   Insurance........................................................................   32
    3.12   Execution and Delivery of Registration Rights Agreement..........................   32
    3.13   Execution and Delivery of Excepted Holder Agreement..............................   32

ARTICLE 4 MUTUAL COVENANTS..................................................................   33

    4.1    Additional Agreements............................................................   33
    4.2    Preparation of Proxy Statement...................................................   33
    4.3    Stockholders Meeting.............................................................   33
    4.4    Advise of Changes; SEC Filings...................................................   34

ARTICLE 5 CONDITIONS PRECEDENT..............................................................   34

    5.1    Conditions to Each Party's Obligation............................................   34
           (a)   Consents and Approvals.....................................................   34
           (b)   No Injunctions or Restraints...............................................   34
           (c)   No Action..................................................................   34
    5.2    Conditions to Obligations of Buyer at the First Closing..........................   34
           (a)   Representations and Warranties.............................................   34
           (b)   Performance of Obligations.................................................   34
           (c)   Consents Under Agreements..................................................   35
           (d)   Legal Opinion..............................................................   35
           (e)   Excepted Holder Limit and Excepted Holder Agreement........................   35
           (f)   Registration Rights Agreement..............................................   35
           (g)   Resignations From Positions and Appointment of Directors...................   35
           (h)   Closing Deliveries.........................................................   35
           (i)   Affiliate Agreements.......................................................   35
           (j)   Severance..................................................................   35
           (k)   Releases...................................................................   36
           (l)   Concurrent Transactions....................................................   36
           (m)   Other Agreements...........................................................   36
           (n)   No Litigation..............................................................   36
           (o)   Stock Exchange Listing.....................................................   36
           (p)   Material Adverse Effect....................................................   36
           (q)   REIT Stockholder Approval..................................................   36
           (r)   Noncompetition and Release Agreement.......................................   36
    5.3    Conditions to Obligations of the REIT at the First Closing.......................   37

           (a)   Representations and Warranties.............................................   37
           (b)   Performance of Obligations of Buyer........................................   37
           (c)   Closing Deliveries.........................................................   37
           (d)   Concurrent Transactions....................................................   37
    5.4    Conditions to Obligations of Buyer at each Subsequent Closing....................   37
           (a)   Representations and Warranties.............................................   37
           (b)   Performance of Obligations.................................................   37
           (c)   Closing Deliveries.........................................................   37
           (d)   First Closing..............................................................   38
           (e)   No Litigation..............................................................   38
    5.5    Conditions to Obligations of the REIT at Each Subsequent Closing.................   38
           (a)   Representations and Warranties.............................................   38
           (b)   Performance of Obligations of Buyer........................................   38
           (c)   Closing Deliveries.........................................................   38

ARTICLE 6 CLOSING...........................................................................   38

    6.1    Closing..........................................................................   38
    6.2    Actions to Occur at the First Closing............................................   39
    6.3    Actions to Occur at Each Subsequent Closing......................................   39

ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER.................................................   40

    7.1    Termination Prior to First Closing...............................................   40
    7.2    Termination Subsequent to First Closing..........................................   42
    7.3    Effect of Termination Prior to First Closing.....................................   42

ARTICLE 8 INDEMNIFICATION...................................................................   44

    8.1    Indemnification of Buyer.........................................................   44
    8.2    Indemnification of the REIT......................................................   44
    8.3    Defense of Third-Party Claims....................................................   45
    8.4    Direct Claims....................................................................   46
    8.5    Limitations......................................................................   46
           (a)   Minimum Loss...............................................................   46
           (b)   Determination of Breach....................................................   46
           (c)   Limitation as to Time......................................................   47
           (d)   Other Indemnified Costs....................................................   47
           (e)   Limitation as to Amount....................................................   47
    8.6    Tax Related Adjustments..........................................................   47

ARTICLE 9 GENERAL PROVISIONS................................................................   47

    9.1    Survival of Representations, Warranties, and Covenants...........................   47
    9.2    No Waiver Relating to Claims for Fraud...........................................   48
    9.3    Amendment and Modification.......................................................   48
    9.4    Waiver of Compliance.............................................................   48
    9.5    Specific Performance.............................................................   48
    9.6    Severability.....................................................................   48
    9.7    Expenses and Obligations.........................................................   49
    9.8    Parties in Interest..............................................................   49

    9.9    Notices..........................................................................   49
    9.10   Counterparts.....................................................................   50
    9.11   Entire Agreement.................................................................   51
    9.12   Governing Law; Choice of Forum...................................................   51
    9.13   Public Announcements.............................................................   51
    9.14   Assignment.......................................................................   51
    9.15   Guarantee of Buyer's Obligation to Purchase Shares at any Subsequent Closing.....   51

EXHIBITS:

Exhibit A             --  Form of Deposit Escrow Agreement
Exhibit B-1           --  Form of Noncompetition and Release Agreement
Exhibit B-2           --  Form of Noncompetition and Release Agreement
                            (Darrel Rolph)
Exhibit B-3           --  Form of Noncompetition and Release Agreement
                            (David Rolph)
Exhibit C             --  Form of Excepted Holder Agreement
Exhibit D             --  Form of Legal Opinion of REIT's Counsel
Exhibit E             --  Form of Registration Rights Agreement
Exhibit F             --  Liquidated Damages Release
Exhibit G             --  Commitment Letter

DISCLOSURE SCHEDULES:

Schedule 2.1(a)       --  REIT Subsidiaries
Schedule 2.1(a)(iii)  --  Non-Subsidiary Investments
Schedule 2.1(b)       --  Capital Structure
Schedule 2.1(c)(ii)   --  Conflicts, Violations or Defaults
Schedule 2.1(c)(iii)  --  Consents of Governmental Entities
Schedule 2.1(f)       --  Certain Changes or Events
Schedule 2.1(g)       --  Undisclosed Material Liability
Schedule 2.1(h)       --  Defaults and Violations
Schedule 2.1(i)       --  Officers with Knowledge
Schedule 2.1(j)       --  REIT Litigation
Schedule 2.1(k)       --  Taxes
Schedule 2.1(l)       --  ERISA Matters
Schedule 2.1(m)       --  Labor and Employment Matters
Schedule 2.1(o)       --  Environmental Matters
Schedule 2.1(p)       --  Properties
Schedule 2.1(q)       --  Insurance
Schedule 2.1(s)       --  Brokers
Schedule 2.1(u)       --  Certain Contracts
Schedule 2.1(v)       --  Information Systems
Schedule 3.1          --  Conduct of Business
Schedule 3.10         --  Affiliate Agreements
Schedule 3.11         --  Internal Litigation

                             INDEX OF DEFINED TERMS

Definitions                                                                           Defined on Page #
-----------                                                                           -----------------
Affiliate...................................................................................    8
Affiliate Agreements........................................................................   32
Agreement...................................................................................    1
Business Day................................................................................   39
Buyer.......................................................................................    1
Buyer Indemnified Costs.....................................................................   44
Buyer Indemnified Parties...................................................................   44
Buyer Indemnified Representation Costs......................................................   44
Buyer Litigation............................................................................   24
Buyer Order.................................................................................   24
CERCLA......................................................................................   18
Closing Date................................................................................   38
Closing Dates...............................................................................   38
Closings....................................................................................   38
Company.....................................................................................    1
Company Common Stock........................................................................    1
Confidentiality Agreement...................................................................   28
Contingent Securities.......................................................................    1
Cure Period.................................................................................   40
Delivery Date...............................................................................    3
Deposit Escrow Agreement....................................................................    2
Earnest Money...............................................................................    3
Encumbrances................................................................................    5
Environmental Laws..........................................................................   16
EPA.........................................................................................   18
ERISA.......................................................................................   12
Escrow Agent................................................................................    2
Excepted Holder Agreement...................................................................   32
Excepted Holder Limit.......................................................................   35
Exchange Act................................................................................    7
Final Closing Date..........................................................................   40
First Closing...............................................................................    2
First Closing Shares........................................................................    2
GAAP........................................................................................    8
Governmental Entity.........................................................................    7
Guaranteed Funding Facility.................................................................   41
Guarantor...................................................................................    1
Hazardous Materials.........................................................................   17
HSR Act.....................................................................................    8
Indemnified Costs...........................................................................   46
Indemnified Party...........................................................................   45
Indemnifying Party..........................................................................   45
Information Systems.........................................................................   22

Definitions                                                                           Defined on Page #
-----------                                                                           -----------------
Initial Execution Date......................................................................    1
Inspection Period...........................................................................    3
Inspection Termination Time.................................................................    3
Investment Company Act......................................................................   20
Knowledge...................................................................................   10
Liquidated Damages Release..................................................................   43
Material Adverse Effect.....................................................................    4
Material Contracts..........................................................................   21
Merger......................................................................................    1
Merger Agreement............................................................................    1
Minimum Loss................................................................................   46
Net Cash Flow...............................................................................    4
Net Operating Income........................................................................    4
Noncompetition and Release Agreements.......................................................   28
OP Units....................................................................................    1
Operating Partnership.......................................................................    1
Original Agreement..........................................................................    1
Person......................................................................................    8
Projections.................................................................................   22
Property Restrictions.......................................................................   19
Proxy Statement.............................................................................    7
Purchase Price..............................................................................    2
Registration Rights Agreement...............................................................   35
Reit........................................................................................   11
REIT........................................................................................    1
REIT Acquisition Agreement..................................................................   29
REIT Board..................................................................................   28
REIT Charter................................................................................    7
REIT Common Stock...........................................................................    1
REIT Disclosure Schedule....................................................................    4
REIT Employee Benefit Plans.................................................................   13
REIT ERISA Affiliate........................................................................   12
REIT Incentive Plan.........................................................................    5
REIT Indemnified Costs......................................................................   44
REIT Indemnified Parties....................................................................   45
REIT Indemnified Representation Costs.......................................................   45
REIT Intangible Property....................................................................   16
REIT Litigation.............................................................................   10
REIT Notice.................................................................................   29
REIT Order..................................................................................   10
REIT Pension Plans..........................................................................   12
REIT Permits................................................................................   10
REIT Preferred Stock........................................................................    4
REIT Properties.............................................................................   18
REIT Response Period........................................................................   30
REIT SEC Documents..........................................................................    8

Definitions                                                                           Defined on Page #
-----------                                                                           -----------------
REIT Superior Proposal......................................................................   30
REIT Takeover Proposal......................................................................   29
Release.....................................................................................   17
Released Claims.............................................................................   43
Released Parties............................................................................   43
Remedial Action.............................................................................   17
SEC.........................................................................................    7
Securities Act..............................................................................    7
Selling Stockholders........................................................................   32
Series A Preferred Stock....................................................................    4
Shares......................................................................................    2
Stockholders................................................................................    1
Stockholders Meeting........................................................................   33
Stockholders Stock Purchase Agreement.......................................................    1
Subsequent Closing..........................................................................    2
Subsequent Closing Date.....................................................................   38
Subsequent Closing Shares...................................................................    2
Subsidiary..................................................................................    4
Tax Protection Agreement....................................................................   12
Taxes.......................................................................................   11
Termination Fee.............................................................................   49
third-party action..........................................................................   45
Transaction Documents.......................................................................    6
Voting Debt.................................................................................    5
Year 2000 Data..............................................................................   22

                  AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

        This AMENDED AND RESTATED STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of February 27, 2001, by and among U.S. Restaurant Properties, Inc., a Maryland corporation (the "REIT"), Lone Star U.S. Acquisitions, LLC, a Delaware limited liability company (including its permitted successors and assigns, "Buyer"), and Lone Star Fund III (U.S.), L.P., a Delaware limited partnership, as guarantor solely for the purpose of Section
9.15 of this Agreement ("Guarantor").

        WHEREAS, pursuant to a Stock Purchase Agreement, dated as of January 17, 2001 (the "Initial Execution Date") by and between the REIT and Buyer (the "Original Agreement"), Buyer agreed to purchase from the REIT, and REIT agreed to issue and sell to Buyer, 1,887,935 shares of common stock, par value $0.001 per share (the "REIT Common Stock"), of the REIT in consideration of the Purchase Price (as defined in the Original Agreement), upon the terms and subject to the conditions set forth in the Original Agreement;

        WHEREAS, pursuant to the terms of the Withdrawal Agreement dated October 15, 1997 by and among QSV Restaurant Properties, Inc., a Delaware corporation (the "Company"), the REIT, U.S. Restaurant Properties Master L.P., a Delaware limited partnership, and U.S. Restaurant Properties Operating L.P., a Delaware limited partnership (the "Operating Partnership"), and the Agreement and Plan of Merger (the "Merger Agreement") dated as of December 29, 2000 by and among the REIT, the Company and each of the stockholders of the Company (collectively, the "Stockholders") pursuant to which the Company has merged (the "Merger") with the REIT;

        WHEREAS, pursuant to the Merger and the Merger Agreement the shares of common stock, par value $0.001 per share, of the Company ("Company Common Stock") held by the Stockholders were converted into REIT Common Stock (or cash, as determined in the sole discretion of the REIT), and the (a) units of limited partnership interest in Operating Partnership, which are exchangeable into shares of REIT Common Stock (the "OP Units"), (b) unvested units of partnership interest in Operating Partnership, which units are exchangeable into shares of REIT Common Stock after vesting (the "Contingent Securities"), and (c) other securities convertible into or exchangeable for shares of REIT Common Stock or other rights to acquire REIT Common Stock or such convertible or exchangeable securities (collectively with the OP Units and the Contingent Securities, "REIT Common Stock Equivalent") held by the Company, were terminated and cancelled in exchange for the issuance of REIT Common Stock or cash on the terms and conditions set forth in the Merger Agreement, an executed copy of which has been delivered to Buyer;

        WHEREAS, concurrently with the execution of the Original Agreement, certain of the Stockholders and Buyer entered into a stock purchase agreement on January 17, 2001 (the "Stockholders Stock Purchase Agreement") pursuant to which Buyer agreed to purchase from such Stockholders, and such Stockholders agreed to sell to Buyer, concurrently with the closing of the transactions contemplated by the Original Agreement, all shares of REIT Common Stock received in the Merger by such Stockholders, upon the terms and subject to the conditions set forth therein; and

        WHEREAS, the REIT and Buyer now desire to amend and restate the Original Agreement to add Guarantor as a party, and to make such other amendments as are set forth herein.

        NOW, THEREFORE, in consideration of the respective representations, warranties, agreements and conditions are hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                           PURCHASE AND SALE OF SHARES

        1.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, the REIT shall issue and sell to Buyer, and Buyer shall purchase from the REIT, at the times indicated below, a number of shares of REIT Common Stock equal to the sum of the following:

               (a) at the first closing (the "First Closing") 469,484 shares of REIT Common Stock (the "First Closing Shares"); and

               (b) at subsequent closings, each of which shall occur within 15 business days after the date on which the REIT provides written notice to Buyer in accordance with Section 9.9 hereof (each, a "Subsequent Closing") requiring such Subsequent Closing to occur, up to 1,408,451 shares of REIT Common Stock (all such shares, the "Subsequent Closing Shares" and, together with the First Closing Shares, the "Shares"); provided, however, that, subject to the satisfaction of the conditions set forth in Sections 5.4 and 5.5 hereof, Buyer shall be required to purchase all of the Subsequent Closing Shares on or before the 180th day following the date on which the First Closing occurs and provided, further, that the aggregate number of Subsequent Closing Shares shall not exceed 1,408,451.

        1.2 Purchase Price. The purchase price payable by Buyer to the REIT in consideration for the sale of the Shares shall be an amount equal to $10.65 per Share, or a total of $20,000,007.75 (the "Purchase Price").

        1.3 Payment at First Closing or Subsequent Closing. Payment of the Purchase Price for the Shares to be purchased hereunder shall be made by or on behalf of Buyer by wire transfer of immediately available funds to an account designated by the REIT (the number for which account shall have been furnished to Buyer at least two Business Days prior to the First Closing Date (as hereinafter defined) or any Subsequent Closing Date (as hereinafter defined), as applicable).

        1.4 Earnest Money.

               (a) Concurrently with the execution of the Original Agreement, Buyer, the REIT and an escrow agent (the "Escrow Agent") have executed and delivered a Deposit Escrow Agreement (the "Deposit Escrow Agreement") in the form attached hereto as Exhibit A.

               (b) Notwithstanding anything to the contrary in the Transaction Documents (as hereinafter defined), on February 28, 2001, Buyer shall deposit $1,000,000 in cash (the "Earnest Money") with the Escrow Agent to be held in accordance with the terms hereof and the Deposit Escrow Agreement.

               (c) Subject to the satisfaction of the conditions set forth in
Article 5 hereof, at the First Closing Buyer and the REIT shall instruct the Escrow Agent to release and return the Earnest Money (together with any earnings thereon) by wire transfer of immediately available funds to an account designated by Buyer.

               (d) If this Agreement is terminated after the Inspection Termination Time, Buyer and the REIT shall instruct the Escrow Agent to release the Earnest Money (together with any earnings thereon) to Buyer or to the REIT, all as provided in Section 7.3.

        1.5 Inspection Period. On or before 5:00 p.m., Central time, on the fifth Business Day (as hereinafter defined) following the date of the Original Agreement, the REIT delivered the REIT Disclosure Schedule (as defined below) to Buyer (the later of (a) such date of delivery and (b) the delivery by the Stockholders of the Stockholders Disclosure Schedule (as defined in the Stockholders Stock Purchase Agreement), the "Delivery Date"). If for any reason Buyer, in its sole discretion, determines that it does not desire to purchase the Shares, then Buyer may terminate this Agreement in accordance with Section 7.1(c)(i) by delivering to the REIT a notice of termination at any time during the period (the "Inspection Period") beginning on the Delivery Date and terminating at 5:00 p.m. Dallas, Texas time, on February 27, 2001 (the "Inspection Termination Time"). If Buyer does not so terminate this Agreement before the Inspection Termination Time, Buyer shall have waived its right to terminate this Agreement under this Section 1.5 and Section 7.1(c)(i).

                                    ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

        2.1 Representations and Warranties Regarding the REIT. The REIT represents and warrants to Buyer as follows (such representations and warranties being deemed to be made on a continuous basis until the First Closing):

               (a) Organization, Standing and Power.

                      (i) The REIT is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and each of its Subsidiaries (as defined below) is a corporation, limited liability company or partnership duly organized, validly existing and, where applicable, in good standing under the laws of its state of incorporation or organization, and each of the REIT and each of its Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect (as defined below) on the REIT. On or before the Delivery Date, the REIT shall deliver to Buyer complete and correct copies of the REIT's charter and bylaws and the charter, bylaws or other organizational documents of each of the REIT's Subsidiaries. All Subsidiaries of the REIT and their respective jurisdictions of incorporation or organization are identified on Schedule 2.1(a) of the disclosure schedule delivered by the REIT to Buyer on the Delivery Date, and made a part hereof by reference (the "REIT Disclosure Schedule"). Each owner and the respective amount of such owner's equity interest in each such Subsidiary is set forth on
        Schedule 2.1(a) of the REIT Disclosure Schedule. Schedule 2.1(a) of the REIT Disclosure Schedule sets forth a list of each jurisdiction in which the REIT or a Subsidiary of the REIT is qualified or licensed to do business and each assumed name under which any of them conducts business in any jurisdiction.

                      (ii) As used in this Agreement, "Material Adverse Effect" means, when used in connection with the REIT, any change, event or effect, whether or not foreseeable or known as of the Initial Execution Date, that, individually or in the aggregate with any such other changes, events or effects, is, or could reasonably be expected to be (whether or not such change, event or effect has, at the time in question, manifested itself in the REIT's historical financial statements), materially adverse to the historical or near-term or long-term projected (A) business, (B) assets, (C) liabilities, (D) financial condition or (E) results of operations (including, but not limited to, Net Operating Income (as defined below) and Net Cash Flow (as defined below)), in each case, of the REIT and its Subsidiaries taken as a whole. As used in this Agreement, "Net Operating Income" means rental and other property income minus property management and operating expenses and general and administrative expenses, and "Net Cash Flow" means Net Operating Income minus debt service payments of principal and interest, capital expenditures and other non-operating expenses.

                      (iii) As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which: (A) such party or any other Subsidiary of such party is a general partner; (B) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries; (C) such party and/or any other Subsidiary of such party beneficially owns, directly or indirectly, at least 25% of the equity interests; or (D) such party and/or any other Subsidiary of such party has a direct or indirect investment of $10 million or more in equity or indebtedness in such corporation or other organization except as set forth on Schedule 2.1(a)(iii) of the REIT Disclosure Schedule.

               (b) Capital Structure.

                      (i) As of the Initial Execution Date, the authorized capital stock of the REIT consisted of (A) 100,000,000 shares of REIT Common Stock, (B) 50,000,000 shares of preferred stock, par value $0.001 per share ("REIT Preferred Stock"), of which 3,680,000 shares have been designated as Series A Cumulative Convertible Preferred Stock, par value $0.001 per share ("Series A Preferred Stock"), and (C) 15,000,000 shares of excess stock, par value $0.001 per share. As of the Initial Execution Date, (1) 17,416,672 shares of REIT Common Stock were issued and outstanding; (2) 3,679,938 shares of REIT Preferred Stock were issued and outstanding; (3) 756,720 (4.3% of the outstanding shares of REIT Common Stock) shares of REIT Common Stock were reserved for issuance pursuant to the REIT's Flexible Incentive Plan (the "REIT Incentive Plan"), of which no shares of REIT Common Stock were issued under restricted stock grants; (4) 634,577 shares of REIT Common Stock were subject to issuance upon the exercise of options or awards granted to officers, directors or employees of the REIT and its Subsidiaries under the REIT Incentive Plan; (5) 134,344 shares of REIT Common Stock were subject to issuance, and were also reserved for issuance, upon the exchange of OP Units (as defined above); and (6) no Voting Debt (as defined below) was issued and outstanding in the REIT or any Subsidiary of the REIT. A wholly owned subsidiary of the REIT is the sole general partner of the Operating Partnership and holds a 1.0% general partnership interest in the Operating Partnership. As of the Initial Execution Date, (x) 134,344 OP Units, constituting an interest of 0.7654% in the Operating Partnership, were validly issued and outstanding, fully paid and nonassessable and not subject to preemptive rights, and (y) no other REIT Common Stock Equivalents to acquire shares of REIT Common Stock were issued and outstanding, and (z) 4,312 OP Units or shares were required to be issued to the Amy and Pamela Friedman Trust pursuant to a guaranty agreement and an undeterminable amount were due the Gant family and affiliates on July 29, 2002 pursuant to a guaranty agreement. Subject to the limitations contained in the partnership agreement for the Operating Partnership and the REIT charter, each OP Unit is immediately exchangeable for one share of REIT Common Stock upon the election of the holder of OP Units. Schedule 2.1(b) of the REIT Disclosure Schedule sets forth the name and number and class of OP Units and the percentage interest of each partner in the Operating Partnership. The term "Voting Debt" means bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which holders of equity interests in the REIT or any Subsidiary of the REIT or Buyer, as applicable, may vote.

                      (ii) All outstanding shares of REIT Common Stock and REIT Preferred Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Except as set forth on Schedule 2.1(a) of the REIT Disclosure Schedule, all outstanding equity interests of the Subsidiaries of the REIT owned by the REIT, or a direct or indirect wholly owned Subsidiary of the REIT, are free and clear of all liens, pledges, charges, claims, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, or other burdens, options or encumbrances of any kind ("Encumbrances"). Set forth on Schedule 2.1(b) of the REIT Disclosure Schedule is a true and complete list of the following: (A) each outstanding qualified or non-qualified option to purchase REIT Common Stock granted under the REIT Incentive Plan or otherwise, the name of each holder of each such option and the exercise price and the number of shares subject to each such option; (B) each grant of REIT Common Stock to employees which is subject to any risk of forfeiture, the name of each holder of such restricted stock and the number of shares of such restricted stock held by each holder; (C) any obligations of the REIT to issue REIT Common Stock except pursuant to this Agreement, and any obligations of the Operating Partnership to issue OP

        Units, in each case as a result of the transactions contemplated hereby and the total thereof; and (D) each loan made by the REIT with respect to the purchase of REIT Common Stock and the recipient, amount and principal terms thereof. Except as set forth in this Section 2.1(a) or on Schedule 2.1(a) of the REIT Disclosure Schedule, there are issued and outstanding or reserved for issuance: (x) no shares of stock, Voting Debt or other voting securities of the REIT; (y) no securities of the REIT or any Subsidiary of the REIT or securities or assets of any other entity convertible into or exchangeable for shares of stock, Voting Debt or other voting securities of the REIT or any Subsidiary of the REIT; and (z) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the REIT or any Subsidiary of the REIT is a party or by which it is bound in any case obligating the REIT or any Subsidiary of the REIT to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of stock or any Voting Debt or other voting securities of the REIT or of any Subsidiary of the REIT, or obligating the REIT or any Subsidiary of the REIT to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There were not as of the Initial Execution Date, and there will not be on the Closing Date, any stockholder agreements, voting trusts or other agreements or understandings to which the REIT or any Subsidiary of the REIT is a party or by which it is bound relating to the voting of any shares of the stock of the REIT or partnership interests in the Operating Partnership that will limit in any way, if required, the solicitation of proxies or consents from, or the casting of votes by, the stockholders of the REIT or the partners of the Operating Partnership with respect to the transactions contemplated by this Agreement and all other documents to be executed by the REIT (or any applicable Subsidiary) and Buyer in connection with the consummation of the transactions contemplated in this Agreement (collectively, the "Transaction Documents"). Except as set forth on Schedule 2.1(b) of the REIT Disclosure Schedule, there are no restrictions on the REIT's ability to vote the equity interests of any of its Subsidiaries. Except as set forth on Schedule 2.1(b) of the REIT Disclosure Schedule, all dividends or distributions on securities of the REIT that have been declared or authorized prior to the Initial Execution Date have been paid in full. Except as set forth on Schedule 2.1(b) of the REIT Disclosure Schedule, there is no restriction on the ability of the REIT's Subsidiaries to distribute cash to their respective parent companies.

               (c) Authority; No Violations; Consents and Approvals.

                      (i) Each of the REIT and its Subsidiaries has all requisite power and authority to enter into the Transaction Documents to which it is a party, if any, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Documents to which the REIT or any of its Subsidiaries is a party, if any, and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of the REIT and/or such Subsidiary. The Transaction Documents to which the REIT or any applicable Subsidiary is a party have been duly executed and delivered by the REIT or such Subsidiary and, assuming the Transaction Documents to which Buyer is a party constitute the valid and binding obligations of Buyer, constitute valid and binding obligations of the REIT or such Subsidiary, enforceable in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity

        (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                      (ii) Except as set forth on Schedule 2.1(c)(ii) of the REIT Disclosure Schedule, the execution and delivery of the Transaction Documents by the REIT and any of its Subsidiaries, if applicable, do not, and the consummation of the transactions contemplated hereby or thereby, and compliance with the provisions hereof or thereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or give rise to a right of purchase under, result in the creation of any Encumbrance upon any of the properties or assets of the REIT or any of its Subsidiaries under or require the consent or approval of any third party under, any provision of (A) the charter of the REIT, as that term is defined in the Maryland General Corporation Law, as amended from time to time (the "REIT Charter"), or REIT bylaws or any provision of the comparable charter or organizational documents of any of the REIT's Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the REIT or any of its Subsidiaries or their respective properties or assets or any guarantee by the REIT or any of its Subsidiaries of any of the foregoing, (C) any joint venture or other ownership arrangement or (D) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in
        Section 2.1(c)(iii) are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the REIT or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (B), (C) and
        (D), any such conflicts, violations, defaults, rights, Encumbrances or detriments that, individually or in the aggregate, (1) have not had, and could not reasonably be expected to have, a Material Adverse Effect on the REIT, or (2) would not, or could not reasonably be expected to, materially impair the ability of the REIT or any of its Subsidiaries to perform its obligations hereunder or thereunder or prevent the consummation of any of the transactions contemplated hereby or thereby.

                      (iii) Except as set forth on Schedule 2.1(c)(iii) of the REIT Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to the REIT or any of its Subsidiaries in connection with the execution and delivery of the Transaction Documents to which the REIT or any of its Subsidiaries is a party, if any, by the REIT or such Subsidiary, or the consummation by the REIT and its Subsidiaries of the transactions contemplated hereby or thereby, except for: (A) the filing with the Securities and Exchange Commission (the "SEC") of such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such other compliance with the Exchange Act or Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations thereunder, as may be required in connection with the Transaction Documents and the transactions contemplated hereby or thereby, including (if required) the filing with SEC of a proxy statement (the "Proxy Statement") in preliminary and definitive form relating to the meeting (if required) of the stockholders of the REIT to be held in connection with the issuance and sale of the Shares; (B) any filings required under state securities laws; (C) such filings and approvals as may be required by any applicable state takeover laws, or environmental laws; (D) such filings and approvals as may be required by any foreign premerger notification, securities, corporate or other law, rule or regulation; (E) the filing, if applicable, of a pre-merger notification and report by the REIT under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or termination of the applicable waiting period thereunder; and (F) approval of the listing application for the Shares to be issued hereunder by the New York Stock Exchange.

               (d) SEC Documents. The REIT has made available to Buyer a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the REIT with the SEC since January 1, 1997 and prior to or on the date hereof (the "REIT SEC Documents"), which are all the documents (other than preliminary material) that the REIT was required to file with the SEC between January 1, 1997 and the date hereof. As of their respective dates, the REIT SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such REIT SEC Documents, and none of the REIT SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The REIT has no outstanding and unresolved comments from the SEC with respect to any of the REIT SEC Documents. The financial statements of the REIT included in the REIT SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly presented in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material) the consolidated financial position of the REIT and its consolidated Subsidiaries as of their respective dates and the consolidated statements of income and the consolidated cash flows of the REIT and its consolidated Subsidiaries for the periods presented therein. Except as disclosed in the REIT SEC Documents, there are no agreements, arrangements or understandings between the REIT and any party who is at the date hereof or was at any time prior to the date hereof but after January 1, 1997 an Affiliate (as hereinafter defined) of the REIT that are required to be disclosed in the REIT SEC Documents. The books of account and other financial records of the REIT are true, complete and correct in all material respects and are accurately reflected in all material respects in the financial statements included in the REIT SEC Documents. As used in this Agreement, "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition and this Agreement, the term "control" (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person. As used in this Agreement, "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.

               (e) Information Supplied. If a meeting of the stockholders of the REIT and the filing with the SEC of a Proxy Statement shall be required in connection with the purchase of the Shares contemplated hereby, none of the information supplied or to be supplied by the REIT for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of the REIT, at the time of the meeting of such stockholders to be held in connection with any required approval of the purchase of the Shares contemplated hereby or at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the First Closing any event with respect to the Company, the REIT or any of their respective Subsidiaries or the Stockholders, or with respect to other information supplied by the REIT for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event shall be so described, and the REIT shall cause such amendment or supplement to be promptly filed (if required to be filed) with the SEC and disseminated to the stockholders of the REIT. The Proxy Statement, insofar as it relates to the REIT, the REIT's Subsidiaries or other information supplied by the REIT for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable law.

               (f) Absence of Certain Changes or Events. Except as set forth on
Schedule 2.1(f) of the REIT Disclosure Schedule or as disclosed in or reflected in the REIT SEC Documents, and except as contemplated by this Agreement, since the date of the most recent audited financial statements included in the REIT SEC Documents, (i) nothing has occurred that would have been prohibited by
Section 3.1 if the terms of such subsections had been in effect as of and after such date of such financial statements; and (ii) there has not been: (A) except for regularly scheduled monthly and quarterly dividend and distribution payments in amounts consistent with past practices, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the REIT's stock or the OP Units; (B) any amendment of any term of any outstanding equity security of the REIT or any Subsidiary of the REIT; (C) any repurchase, redemption or other acquisition by the REIT or any Subsidiary of the REIT of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the REIT or any Subsidiary of the REIT; (D) any material change in any method of accounting or accounting practice or any tax method, practice or election by the REIT or any Subsidiary of the REIT; (E) any amendment of any employment, consulting, severance, retention or any other agreement between the REIT or any of its Subsidiaries and any officer or director of the REIT or any of its Subsidiaries; or (F) any change, event or effect that has had, or could reasonably be expected to have, a Material Adverse Effect on the REIT.

               (g) No Undisclosed Material Liabilities. Except as set forth on
Schedule 2.1(g) of the REIT Disclosure Schedule or as disclosed in the REIT SEC Documents, there are no liabilities of the REIT or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute or determined, other than: (i) liabilities adequately provided for on the balance sheet of the REIT dated as of September 30, 2000 (including the notes thereto) contained in the REIT's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000;
(ii) liabilities incurred in the ordinary course of business subsequent to September 30, 2000 which have not had, individually or in the aggregate, and could not reasonably be expected to have a Material Adverse Effect on the REIT; and (iii) liabilities under this Agreement.

               (h) No Default. Except as set forth on Schedule 2.1(h) of the REIT Disclosure Schedule, neither the REIT nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the REIT Charter or bylaws of the REIT or the comparable charter or organizational documents of any of the REIT's Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which the REIT or any of its Subsidiaries is now a party or by which the REIT or any of its Subsidiaries or any of their respective properties or assets is bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the REIT or any of its Subsidiaries, except in the case of (ii) and (iii) for defaults or violations which in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect on the REIT.

               (i) Compliance with Applicable Laws. The REIT and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "REIT Permits"), except where the failure so to hold has not had, and could not reasonably be expected to have, a Material Adverse Effect on the REIT. The REIT and its Subsidiaries are in compliance with the terms of the REIT Permits, except where the failure so to comply has not had, and could not reasonably be expected to have, a Material Adverse Effect on the REIT. Except as disclosed in the REIT SEC Documents, the businesses of the REIT and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which have not had, and could not reasonably be expected to have, a Material Adverse Effect on the REIT. No investigation or review by any Governmental Entity with respect to the REIT or any of its Subsidiaries is pending or, to the Knowledge (as hereinafter defined) of the REIT, is threatened, other than those the outcome of which has not had, and could not reasonably be expected to have, a Material Adverse Effect on the REIT. As used in this Agreement, "Knowledge" means, with respect to a specified party hereto, the actual knowledge of such party (including, but not limited to, (i) the actual knowledge of any Subsidiaries of such party and (ii) with respect to the REIT and its Subsidiaries, the actual knowledge of the officers, directors and employees set forth on Schedule 2.1(i) of the REIT Disclosure Schedule and (iii) with respect to Buyer, the individuals listed on Schedule 2.2(d) of the Buyer Disclosure Schedule.

               (j) REIT Litigation. As of the Initial Execution Date, except as disclosed in the REIT SEC Documents or on Schedule 2.1(j) of the REIT Disclosure Schedule, there was no suit, action or proceeding pending, or, to the Knowledge of the REIT, threatened against the REIT or any Subsidiary of the REIT ("REIT Litigation"), and the REIT had no Knowledge of any facts that are likely to give rise to any REIT Litigation, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the REIT or any Subsidiary of the REIT ("REIT Order"). Schedule 2.1(j) of the REIT Disclosure Schedule contains an accurate and complete list of all REIT Litigation pending or, to the Knowledge of the REIT, threatened against the REIT or any of its Subsidiaries.

               (k) Taxes. Except as set forth on Schedule 2.1(k) of the REIT Disclosure Schedule:

                      (i) Each of the REIT and its Subsidiaries (A) has filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so), and all such returns and reports are accurate and complete in all material respects, and (B) has paid (or the REIT has paid on its behalf) all Taxes (as defined below) shown on such returns and reports as required to be paid by it. The most recent financial statements contained in the REIT SEC Documents reflect an adequate reserve for all material Taxes payable by the REIT and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. The REIT and each Subsidiary of the REIT has established (and until the First Closing Date shall continue to establish and maintain) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable, all as required by GAAP. Since September 30, 2000, the REIT has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither the REIT nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business. No material deficiencies for any Taxes have been proposed, asserted or assessed against the REIT or any of its Subsidiaries, including claims by any taxing authority in a jurisdiction where the REIT or any Subsidiary of the REIT do not file Tax returns but in which any of them is or may be subject to taxation, and no requests for waivers of the time to assess any such Taxes are pending. As used in this Agreement, "Taxes" includes all federal, state, local and foreign income, property, sales, use, franchise, employment, payroll, excise, environmental and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions to Tax with respect thereto.

                      (ii) The REIT (A) for all taxable years commencing with the year ended December 31, 1997 through December 31, 1999, has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a "Reit") and has satisfied all requirements to qualify as a domestically controlled (as defined in Section 897(h)(4)(B) of the Code) Reit for such years, (B) was as of the Initial Execution Date and will be as of the First Closing Date (taking into account the Shares to be issued hereunder and the shares issued pursuant to the Merger Agreement) domestically organized and operated in conformity with the requirements for qualification and taxation as a domestically controlled Reit and (C) no challenge to the REIT's status as a domestically controlled Reit is pending or, to the REIT's Knowledge, threatened. Each Subsidiary of the REIT which is a partnership, joint venture or limited liability company has been since its formation and continues to be treated for federal income tax purposes as a partnership and not as a corporation.

                      (iii) All Taxes which the REIT or the REIT's Subsidiaries are required by law to withhold or collect, including Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and sales, gross receipts and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities or are held in separate bank accounts for such purpose. There are no liens for Taxes upon the assets of the REIT or the REIT's Subsidiaries except for statutory liens for Taxes not yet due.

                      (iv) The Tax returns of the REIT and the REIT's Subsidiaries are not being and have not been examined or audited by any taxing authority for any past year or periods.

                      (v) Neither the REIT nor the REIT's Subsidiaries (A) have filed a consent under Section 341(f) of the Code concerning collapsible corporations, or (B) are a party to any Tax allocation or sharing agreement.

                      (vi) The REIT does not have any liability for the Taxes of any Person other than the REIT and the REIT's Subsidiaries and the REIT's Subsidiaries do not have any liability for the Taxes of any Person other than the REIT and the REIT's Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise.

                      (vii) Neither the REIT nor the REIT's Subsidiaries have made any payments, are obligated to make any payments, or are parties to an agreement that could obligate them to make any payments that will not be deductible under Section 280G of the Code.

                      (viii) Neither the REIT nor any of its Subsidiaries has entered into or is subject, directly or indirectly, to any "Tax Protection Agreements," except as disclosed in Schedule 2.1(k) of the REIT Disclosure Schedule, true and correct copies of which have been made available to Buyer. As used herein, a "Tax Protection Agreement" is an agreement, oral or written, (A) that has as one of its purposes to permit a Person or entity to take the position that such Person or entity could defer federal taxable income that otherwise might have been recognized upon a transfer of property to any Subsidiary of the REIT that is treated as a partnership for federal income tax purposes, and
        (B) that (i) prohibits or restricts in any manner the disposition of any assets of the REIT or any of its Subsidiaries (including, without limitation, requiring the REIT or any of its Subsidiaries to indemnify any Person for any tax liabilities resulting from any such disposition),
        (ii) requires that the REIT or any of its Subsidiaries maintain, or put in place, or replace, indebtedness, whether or not secured by one or more of the REIT Properties (as hereinafter defined), or (iii) requires that the REIT or any of its Subsidiaries offer to any Person or entity at any time the opportunity to guarantee or otherwise assume, directly or indirectly, the risk of loss for federal income tax purposes for indebtedness or other liabilities of the REIT or any of its Subsidiaries.

               (l) Pension and Benefit Plans; ERISA. Except as set forth on
Schedule 2.1(l) of the REIT Disclosure Schedule or in the REIT SEC Documents:

                      (i) All "employee pension benefit plans," as defined in
        Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by the REIT or any of its Subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with the REIT under Section 414(b), (c), (m) or (o) of the Code ("REIT ERISA Affiliate") or to which the REIT or any of its Subsidiaries or any REIT ERISA Affiliate contributed or is obligated to contribute thereunder within six years prior to the Effective Time (the "REIT Pension Plans") intended to qualify under Section 401 of the Code so qualify and have been determined by the IRS to be qualified under Section 401 of the Code and, to the Knowledge of the REIT nothing has occurred with respect to the operation of the REIT Pension Plans that could reasonably be expected to cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code.

                      (ii) No REIT Pension Plan is subject to Title IV of ERISA.

                      (iii) There is no material violation of ERISA with respect to (A) the filing of applicable reports, documents, and notices with the Secretary of Labor and the Secretary of the Treasury regarding all "employee benefit plans," as defined in Section 3(3) of ERISA, the REIT Pension Plans and all other material employee compensation and benefit arrangements or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus (including, without limitation, any retention bonus plan), long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs maintained by the REIT or any of its Subsidiaries or with respect to which the REIT or any of its Subsidiaries has any liability (all such plans, other than the REIT Pension Plans, being hereinafter referred to as the "REIT Employee Benefit Plans") or (B) the furnishing of such documents to the participants or beneficiaries of the REIT Employee Benefit Plans or REIT Pension Plans.

                      (iv) Each REIT Employee Benefit Plan and REIT Pension Plan, related trust (or other funding or financing arrangement) and all amendments thereto are listed on Schedule 2.1(l) of the REIT Disclosure Schedule, true and complete copies of which have been made available to Buyer, as have the most recent summary plan descriptions, administrative service agreements, Form 5500s and, with respect to any REIT Pension Plan intended to be qualified pursuant to Section 401 of the Code, a current determination letter.

                      (v) The REIT Employee Benefit Plans and REIT Pension Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA (including rules and regulations thereunder) and other applicable Federal and state law, there is no material liability for breaches of fiduciary duty in connection with the REIT Employee Benefit Plans and REIT Pension Plans, and neither the REIT nor any of its Subsidiaries or any "party in interest" or "disqualified person" with respect to the REIT Employee Benefit Plans and the REIT Pension Plans has engaged in a material "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA.

                      (vi) There are no material actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the REIT, threatened against, or with respect to, the REIT Employee Benefit Plans or the REIT Pension Plans or their assets.

                      (vii) Except as described on Schedule 2.1(l) of the REIT Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including any retention bonuses or noncompetition payments) becoming due to any employee or group of employees of the REIT or any of its Subsidiaries; (B) increase any benefits otherwise payable under any REIT Employee Benefit Plan or REIT Pension Plan; or (C) result in the acceleration of the time of payment or vesting of any such benefits. Except as described on Schedule 2.1(l) of the REIT Disclosure Schedule, there are no severance agreements, noncompetition agreements or employment agreements between the REIT or any of its Subsidiaries and any employee of the REIT or such Subsidiary. True and complete copies of all severance agreements and employment agreements described on Schedule 2.1(l) of the REIT Disclosure Schedule have been provided to Buyer.

                      (viii) Neither the REIT nor any of its Subsidiaries has any consulting agreement or arrangement with any Person involving compensation in excess of $200,000 except as are terminable upon one month's notice or less.

                      (ix) Neither the REIT nor any of its Subsidiaries nor any REIT ERISA Affiliate contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA.

                      (x) No stock or other security issued by the REIT or any of its Subsidiaries forms or has formed a material part of the assets of any REIT Employee Benefit Plan or REIT Pension Plan.

                      (xi) The REIT and its ERISA Affiliates have materially complied with the requirements of Section 4980B of the Code and Parts 6 and 7 of Subtitle B of Title I of ERISA regarding health care coverage under the REIT Employee Benefit Plans.

                      (xii) No amount has been paid by the REIT or any of its ERISA Affiliates, and no amount is expected to be paid by the REIT or any of its ERISA Affiliates, which would be subject to the provisions of 162(m) of the Code such that all or a part of such payments would not be deductible by the payor.

                      (xiii) As to any REIT Pension Plan intended to be qualified pursuant to Section 401(a) of the Code there has been no termination or partial termination of the plan within the meaning of
        Section 411(d)(3) of the Code.

                      (xiv) No act, omission or transaction has occurred which would result in the imposition on the REIT or any Subsidiary of the REIT of breach of fiduciary duty liability damages pursuant to Section 409 of ERISA, a civil penalty pursuant to Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code.

                      (xv) To the Knowledge of the REIT, there is no matter pending with respect to any REIT Pension Plan or REIT Employee Benefit Plan before the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation.

                      (xvi) Each REIT Employee Benefit Plan may be unilaterally amended or terminated in its entirety by the REIT without liability except as to benefits accrued thereunder prior to amendment or termination.

                      (xvii) No Employee Benefit Plan provides retiree medical or retiree life insurance benefits to any Person and the REIT is not contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment, other than as referenced by the provisions of Section 601 through 608 of ERISA and Section 4980B of the Code.

                      (xviii) In connection with the consummation of the transaction contemplated by this Agreement, no payments have or will be made which, in the aggregate, would result in the imposition of the sanctions imposed under Sections 280G and 4999 of the Code.

               (m) Labor and Employment Matters. Except as set forth on Schedule 2.1(m) of the REIT Disclosure Schedule or in the REIT SEC Documents:

                      (i) Neither the REIT nor any of its Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no current union representation question involving employees of the REIT or any of its Subsidiaries, nor does the REIT have any Knowledge of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

                      (ii) There is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure pending, or, to the Knowledge of the REIT, threatened against the REIT or any of its Subsidiaries.

                      (iii) There is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship pending, or, to the Knowledge of the REIT, threatened against the REIT or any of its Subsidiaries.

                      (iv) There is no strike, slowdown, work stoppage or lockout pending, or, to the Knowledge of the REIT, threatened, against or involving the REIT or any of its Subsidiaries.

                      (v) Employees of the REIT and its Subsidiaries are lawfully authorized to work in the United States according to federal immigration laws, except for such lack of authorization that does not have, and could not reasonably be expected to have, a Material Adverse Effect on the REIT.

                      (vi) The REIT and each of its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for non-compliance that does not have, and could not reasonably be expected to have, a Material Adverse Effect on the REIT.

                      (vii) There is no proceeding, claim, suit, action or governmental investigation pending or, to the Knowledge of the REIT, threatened, with respect to which any current or former director, officer, employee or agent of the REIT or any of its Subsidiaries is or may be entitled to claim indemnification from the REIT or any of its

        Subsidiaries pursuant to the REIT Charter or REIT bylaws, any provision of the comparable charter or organizational documents of any of the REIT's Subsidiaries, any indemnification agreement to which the REIT or any Subsidiary of the REIT is a party or applicable law.

        (n) Intangible Property. The REIT and its Subsidiaries own, possess or have adequate rights to use all material trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the businesses of each of the REIT and its Subsidiaries (collectively, the "REIT Intangible Property"), except where the failure to possess or have adequate rights to use such properties has not had, and could not reasonably be expected to have, a Material Adverse Effect on the REIT. All of the REIT Intangible Property is owned or licensed by the REIT or its Subsidiaries free and clear of any and all Encumbrances, except those that have not had, and could not reasonably be expected to have, a Material Adverse Effect on the REIT, and neither the REIT nor any such Subsidiary has forfeited or otherwise relinquished any REIT Intangible Property which forfeiture has resulted, or could reasonably be expected to result, in a Material Adverse Effect on the REIT. To the Knowledge of the REIT, the use of the REIT Intangible Property by the REIT or its Subsidiaries does not, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor, of any other Person, and there have been no claims made, and neither the REIT nor any of its Subsidiaries has received any notice of any claim, and the REIT has no Knowledge, that any of the REIT Intangible Property is invalid or conflicts with the asserted rights of any other Person or has not been used or enforced or has failed to have been used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the REIT Intangible Property, except for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that has not had and could not reasonably be expected to have a Material Adverse Effect on the REIT.

               (o) Environmental Matters. For purposes of this Agreement:

                      "Environmental Laws" means all federal, state and local laws (including common laws), rules, regulations, ordinances, orders and decrees of any Governmental Entity or other legal requirements, whether now in existence or hereafter enacted and in effect at the time of the First Closing which apply to the applicable party hereto, relating to pollution or the protection of human health or the environment or natural resources of any jurisdiction in which the applicable party hereto owns or operates assets or conducts business or owned or operated assets or conducted business (whether or not through a predecessor entity) (including, without limitation, ambient air, surface water, groundwater, land surface, subsurface strata, natural resources or wildlife), including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of solid waste or Hazardous Materials, and any similar laws, rules, regulations, ordinances, orders and decrees of any foreign jurisdiction in which the applicable party hereto owns or operates assets or conducts business;

                      "Hazardous Materials" means (i) any petroleum or petroleum products, radioactive materials (including naturally occurring radioactive materials), asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls or transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, (ii) any chemicals, materials or substances which are now defined as or included in the definition of "solid wastes," "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances" or "toxic pollutants," or words of similar import, under any Environmental Law and (iii) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the REIT or any of its Subsidiaries operates);

                      "Release" means any spill, effluent, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the applicable party or its Subsidiaries; and

                      "Remedial Action" means all actions, including, without limitation, any capital expenditures, required by a Governmental Entity or required under any Environmental Law, or voluntarily undertaken to
        (i) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public or employee health or welfare of the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (iv) bring the applicable party into compliance with any Environmental Law.

        Except as disclosed on Schedule 2.1(o) of the REIT Disclosure Schedule:

                      (i) The operations of the REIT and its Subsidiaries have been conducted, are and, as of the First Closing Date, will be, in compliance with all Environmental Laws, in all material respects;

                      (ii) The REIT and its Subsidiaries have obtained and, until the First Closing Date, will maintain all material permits, licenses and registrations, or applications relating thereto, and have made and, until the First Closing Date, will make all material filings, reports and notices required under applicable Environmental Laws for the continued operations of their respective businesses;

                      (iii) The REIT and its Subsidiaries are not subject to any outstanding material written orders issued by any Governmental Entity respecting (A) Environmental Laws, (B) Remedial Action, (C) any Release or threatened Release of a Hazardous Material or (D) an assumption of responsibility for environmental liabilities of another Person;

                      (iv) The REIT and its Subsidiaries are not subject to any outstanding material contracts with any other Person respecting (A) Environmental Laws, (B) Remedial Action, (C) any Release or threatened Release of a Hazardous Material or (D) an assumption of responsibility for environmental liabilities of another Person, with respect to which the obligations of the REIT or any of its Subsidiaries has, or could reasonably be expected to have, a Material Adverse Effect on the REIT;

                      (v) The REIT and its Subsidiaries have not received any written communication alleging, with respect to any such party, the violation of or liability under any Environmental Law;

                      (vi) Neither the REIT nor any of its Subsidiaries has any material contingent liability in connection with the Release of any Hazardous Material into the indoor or outdoor environment (whether on-site or off-site) or employee or third party exposure to Hazardous Materials;

                      (vii) The operations of the REIT and its Subsidiaries involving the generation, transportation, treatment, storage or disposal of hazardous or solid waste, as defined and regulated under 40 C.F.R. Parts 260-270 (in effect as of the Prior Execution Date) or any applicable state equivalent, are in material compliance with applicable Environmental Laws;

                      (viii) Other than properties on which convenience stores and/or gasoline stations are operated (which properties are designated with an asterisk on Schedule 2.1(p) of the REIT Disclosure Schedule), there is not on or in any property of the REIT or its Subsidiaries or any property for which the REIT or its Subsidiaries are potentially liable any of the following: (A) to the Knowledge of the REIT, after due inquiry including completion of phase I environmental surveys, any underground storage tanks or surface impoundments or (B) any on-site disposal of Hazardous Material; and

                      (ix) No REIT Property (as hereinafter defined) is included or, to the Knowledge of the REIT, proposed for inclusion on the National Priorities List issued pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), by the United States Environmental Protection Agency (the "EPA") or on the Comprehensive Environmental Response, Compensation, and Liability Information System database maintained by the EPA, and the REIT has no Knowledge that any REIT Property has otherwise been identified in a published writing by the EPA as a potential CERCLA removal, remedial or response site or, to the Knowledge of the REIT, proposed for inclusion on any similar list of potentially contaminated sites pursuant to any other Environmental Law.

               (p) Properties.

                      (i) The REIT or one of the REIT's Subsidiaries owns fee simple title (or where indicated, leasehold estate) to each of the real properties identified in Schedule 2.1(p) to the REIT Disclosure Schedule (the "REIT Properties"), which are all of the real estate properties owned or leased by them, in each case (except as provided below) free and clear of Encumbrances. The REIT Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building or land use, occupancy, or development (collectively, "Property Restrictions"), except for (A) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided that they do not materially adversely affect the currently intended use of any REIT Property, (B) Encumbrances and Property Restrictions disclosed on existing title reports or existing surveys (in either case copies of which title reports or surveys have been made available to Buyer), and
        (C) mechanics', carriers', workmen's, repairmen's and materialmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, do not materially detract from the value of or materially interfere with the present use of any of the REIT Properties subject thereto or affected thereby, and do not, or could not reasonably be expected to, otherwise have a Material Adverse Effect on the REIT. Except as set forth on Schedule 2.1(p) and for approximately 125 properties contributed to Burger King Master L.P. (a predecessor to the REIT) at the time of its formation (which properties are designated by a double asterisk on Schedule 2.1(p) to the REIT Disclosure Schedule), valid policies of title insurance or commitments to issue title insurance policies have been obtained, insuring the REIT's or its applicable Subsidiary's fee simple title or leasehold estate to the REIT Properties in amounts at least equal to the value of such REIT Properties at the time of the issuance of such policy, subject only to the matters disclosed above and on the REIT Disclosure Schedule, and such policies are in full force and effect and no material claim has been made against any such policy. Except as set forth on Schedule 2.1(p) to the REIT Disclosure Schedule, to the REIT's Knowledge, an on-the-ground survey of each of the REIT Properties made prior to the First Closing Date and prepared in accordance with ALTA/ACSM (or Texas equivalent) standards would not disclose any Encumbrance, Property Restriction or other matter affecting title which is not currently shown on an existing survey of such REIT Property and which could materially adversely affect the value or operation of such REIT Property or the ability to obtain mortgage financing on such REIT Property.

                      (ii) Each REIT Property (A) complies with the Property Restrictions, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, (B) each improvement on each REIT Property lies outside of any flood plain or, if any such improvement lies within a flood plain, adequate insurance therefor is in full force and effect, and (C) each REIT Property has access to and from a dedicated public right-of-way either directly or through an insured easement, copies of which have been made available to Buyer.

                      (iii) All properties currently under development or construction by the REIT or the REIT's Subsidiaries and all properties currently proposed for acquisition, development or commencement of construction prior to the First Closing Date by the REIT and the REIT's Subsidiaries are listed as such on Schedule 2.1(p) to the REIT Disclosure Schedule. All material executory agreements (which shall include, without limitation, all executory agreements involving aggregate payments for goods or services in excess of $100,000) entered into by the REIT or any of its Subsidiaries relating to the development or construction of restaurant, gasoline, convenience store or other real estate properties (other than agreements for architectural, engineering, planning, accounting, legal or other professional services or agreements for material or labor) are listed on

        Schedule 2.1(p) to the REIT Disclosure Schedule. Copies of such agreements, all of which have previously been delivered or made available to Buyer, are listed on the REIT Disclosure Schedule and are true and correct.

               (q) Insurance. Schedule 2.1(q) of the REIT Disclosure Schedule sets forth an insurance schedule of the REIT's and each of its Subsidiaries' directors' and officers' liability insurance. The REIT and each of its Subsidiaries maintains insurance with financially responsible insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of the REIT and each of its Subsidiaries (taking into account the cost and availability of such insurance). Except as set forth on Schedule 2.1(q) of the REIT Disclosure Schedule, neither the REIT nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any existing material insurance policy of the REIT or any of its Subsidiaries.

               (r) Beneficial Ownership of REIT Common Stock. Neither the REIT nor its Subsidiaries "beneficially own" (as defined in Rule 13d-3 under the Exchange Act) any of the outstanding REIT Common Stock or any of the REIT's outstanding debt securities.

               (s) Brokers. Except as set forth on Schedule 2.1(s) of the REIT Disclosure Schedule, no agent, broker, investment banker or other person is or will be entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of the REIT.

               (t) Investment Company Act of 1940. Neither the REIT nor any of its Subsidiaries is, or at the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act").

               (u) Contracts.

                      (i) Except as disclosed in the REIT SEC Documents or on
        Schedule 2.1(u) to the REIT Disclosure Schedule, there is no contract or agreement that purports to limit in any material respect the names or the geographic location in which the REIT or any REIT Subsidiary may conduct its business.

                      (ii) Schedule 2.1(u) of the REIT Disclosure Schedule sets forth each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, and any other agreement relating to a similar transaction to which the REIT or any REIT Subsidiary is a party or an obligor with respect thereto.

                      (iii) Except as set forth on Schedule 2.1(u) of the REIT Disclosure Schedule, neither the REIT nor any of the REIT's Subsidiaries is party to any agreement which would restrict any of them from prepaying any of their indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of indebtedness with respect to any of the REIT Properties.

                      (iv) Neither the REIT nor any of the REIT's Subsidiaries is a party to any agreement relating to the management of any of the REIT Properties which is not terminable by the REIT or such Subsidiary without penalty on less than 30 days notice except the agreements described on Schedule 2.1(u) of the REIT Disclosure Schedule.

                      (v) Schedule 2.1(u) of the REIT Disclosure Schedule lists all agreements entered into by the REIT or any of the REIT's Subsidiaries providing for the sale of, or option to sell, any REIT Properties or the purchase of, or option to purchase, any real estate which are currently in effect, other than agreements containing rights of first refusal exercisable by the Burger King Corporation to match third party offers to purchase any of the REIT Properties.

                      (vi) Except as set forth on Schedule 2.1(u) of the REIT Disclosure Schedule, neither the REIT nor any of its Subsidiaries has any continuing contractual liability (A) for indemnification or otherwise under any agreement relating to the sale of real estate previously owned (other than non-material indemnification obligations relating to brokerage commissions, ordinary and customary title warranties, post-closing adjustments and customary contractual indemnification for pre-closing events upon sales of properties by the REIT or any of its Subsidiaries), (B) to pay any additional purchase price for any of the REIT Properties, or (C) to make any prorations or adjustments to prorations involving an amount in excess of $50,000 (other than real estate taxes) that may previously have been made with respect to any property currently or formerly owned by the REIT.

                      (vii) Except as set forth on Schedule 2.1(u) of the REIT Disclosure Schedule, there are no material outstanding contractual obligations of the REIT or any of its REIT Subsidiaries to provide any funds to, or make any investment (in the form of an advance, loan, extension of credit, capital contribution or otherwise) in, or which provide for the direct or indirect guarantee by the REIT or any of its Subsidiaries (including by means of a take-or-pay or keepwell agreement) of the indebtedness, liabilities, obligations or financial condition of, any of the REIT's Subsidiaries or any other Person.

                      (viii) Except as set forth on Schedule 2.1(u) of the REIT Disclosure Schedule, there are no indemnification agreements entered into by and between the REIT and any director or officer of the REIT or any of its Subsidiaries.

                      (ix) Except as set forth on Schedule 2.1(u) of the REIT Disclosure Schedule, there are no contracts, agreements, commitments or arrangements that (A) create a material partnership, joint venture or similar arrangement, (B) require payments to be made in excess of $100,000 per year for goods and services or with respect to any licenses granted to or by the REIT or any of its Subsidiaries, (C) grant any Encumbrance upon any material asset of the REIT or any of its Subsidiaries or (D) were not made in the ordinary course of business and are material to the REIT and its Subsidiaries, taken as a whole, in each of the cases set forth in clauses (A), (B), (C) and (D) which are not subject to termination within 30 days after the date of the execution and delivery thereof without penalty or payment by the REIT (all such contracts, arrangements or agreements listed on Schedule 2.1(u) of the REIT Disclosure Schedule pursuant to clauses (i) through (ix), the "Material Contracts").

               (v) Information Systems. Schedule 2.1(v) of the REIT Disclosure
Schedule identifies information systems of the REIT and its Subsidiaries that are material to the operations of the REIT and its Subsidiaries (the "Information Systems") and identifies for each such Information System (i) whether such Information System has been able to accurately process date and time data from, into and beyond the year 2000 ("Year 2000 Data"), and (ii) if such Information System has not been able to accurately process Year 2000 Data, the plan and target date for replacing, updating or upgrading such Information System in order to be able to accurately process such data. No client, customer, supplier or vendor, and no electric, telecommunications or other utility with whom the REIT's or any Subsidiary's Information Systems interact, has notified the REIT or such Subsidiary that the Information Systems, when used in combination with any information system of such Person, has been or is unable to accurately process such Year 2000 Data.

               (w) Projections. All financial projections concerning the REIT, its Subsidiaries, the Company and the transactions contemplated by this Agreement and the other Transaction Documents (the "Projections") that have been prepared by or on behalf of the REIT or any of its authorized representatives and that have been or will be made available to Buyer or any of its authorized representatives in connection with the transactions contemplated hereby and thereby have been, and at the time made available will be, reasonably prepared on a basis reflecting (i) the REIT's best estimates, (ii) assumptions and (iii) judgments as to the future financial performance of the REIT and its Subsidiaries.

        2.2 Representations and Warranties of Buyer. Buyer represents and warrants to the REIT as follows (such representations and warranties being deemed to be made on a continuous basis until the final Subsequent Closing):

               (a) Organization, Standing and Power. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Buyer has no Subsidiaries. As of the Initial Execution Date, Buyer has heretofore delivered to the REIT complete and correct copies of its certificate of formation.

               (b) Authority; No Violations, Consents and Approvals.

                      (i) Buyer has all requisite power and authority to enter into the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby or thereby. The execution and delivery of the Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of Buyer. The Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer, and assuming the Transaction Documents, if any, to which the REIT or any of its Subsidiaries or any Stockholder is a party constitute the valid and binding obligation of the REIT or its Subsidiary or such Stockholder, as the case may be, constitute a valid and binding obligation of Buyer enforceable in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                      (ii) The execution and delivery of the Transaction Documents to which Buyer is a party do not, and the consummation of the transactions contemplated hereby or thereby, and compliance with the provisions hereof or thereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or give rise to a right of purchase under, result in the creation of any Encumbrance upon any of the properties or assets of Buyer under, require the consent or approval of any third party or otherwise result in a material detriment to Buyer under, any provision of (A) Buyer's limited liability company agreement, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Buyer or its respective properties or assets or any guarantee by Buyer of the foregoing, (C) any joint venture or other ownership arrangement or (D) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in
        Section 2.2(b)(iii) are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its respective properties or assets, other than, in the case of clauses (B), (C) and (D), any such conflicts, violations, defaults, rights, Encumbrances or detriments that, individually or in the aggregate, would not, or could not reasonably be expected to, materially impair the ability of Buyer to perform its obligations hereunder or thereunder or prevent the consummation of any of the transactions contemplated hereby or thereby.

                      (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery by Buyer of the Transaction Documents to which it is a party or the consummation by Buyer of the transactions contemplated hereby or thereby, except for: (A) the filing with the SEC of such reports under Section 13(a) of the Exchange Act and such other compliance with the Securities Act and the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (B) any filings required under state securities laws; (C) such filings and approvals as may be required by any applicable state takeover laws or environmental laws; and (D) filings under the HSR Act, if applicable.

               (c) Information Supplied. If a meeting of the stockholders of the REIT and the filing with the SEC of a Proxy Statement shall be required in connection with the purchase of the Shares contemplated hereby, none of the information, if any, supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of the REIT, at the time of the meeting of such stockholders to be held in connection with any required approval of the purchase of the Shares contemplated hereby contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the final Subsequent Closing any event with respect to Buyer or with respect to other information supplied by Buyer for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed (if required to be filed) with the SEC. The Proxy Statement, insofar as it relates to Buyer or other information supplied by Buyer for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

               (d) Litigation. As of the Initial Execution Date, there was no suit, action or proceeding pending, or, to the Knowledge of Buyer, threatened against Buyer that could reasonably be expected to affect the ability of Buyer to consummate the transactions contemplated hereby ("Buyer Litigation"), and Buyer had no Knowledge of any facts that are likely to give rise to any Buyer Litigation, nor was there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Buyer that could reasonably be expected to affect the ability of Buyer to consummate the transactions contemplated hereby ("Buyer Order"). Schedule 2.2(d) sets forth the individuals whose Knowledge shall be deemed to be the Knowledge of the Buyer.

               (e) Acquisition of Shares. Buyer is acquiring the Shares for its own account or for one or more separate accounts maintained by it or for the account of one or more institutional investors on whose behalf Buyer has authority to make this representation for investment and without the view to the distribution thereof within the meaning of the Securities Act or with any present intention of distributing or selling any of the Shares except in compliance with the Securities Act and except to one or more such institutional investors, provided that the disposition by Buyer or such institutional investors of their property shall at all time be within their control.

               (f) No Registration. Buyer understands that the Shares (A) have not been registered under the Securities Act or any state securities laws or the securities laws of any other domestic or foreign jurisdiction, (B) will be issued in reliance upon an exemption from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof and/or Regulation D promulgated thereunder and (C) will be issued in reliance upon exemptions from the registration and prospectus delivery requirements of state securities laws which relate to private offerings.

               (g) Status as Accredited Investor. Buyer is an "Accredited Investor" within the meaning of Rule 501 of Regulation D, as promulgated by the United States Securities and Exchange Commission pursuant to the Securities Act.

               (h) Brokers. Except for the fee to be paid to Christopher Weil & Company, Inc. as provided in the Stockholders Stock Purchase Agreement, no agent, broker, investment banker or other Person is or will be entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of Buyer.

                                    ARTICLE 3

                              COVENANTS OF THE REIT

        3.1 Covenants Relating to the Business of the REIT. Except as contemplated by or otherwise permitted under this Agreement or to the extent that Buyer shall otherwise consent in writing, from the Initial Execution Date until the First Closing, the REIT covenants and agrees with Buyer that, as to itself and its Subsidiaries, neither it nor its Subsidiaries shall:

               (a) fail to conduct its business in any manner except in the ordinary course consistent with past practice;

               (b) except as set forth on Schedule 3.1(b) of the REIT Disclosure Schedule, amend, terminate, or fail to use all commercially reasonable efforts to renew any agreement or contract (provided that the REIT shall not be required to renew any agreement or contract on terms that are less favorable to the
REIT), or default in any material respect (or take or omit to take any action that, with or without the giving of notice or passage of time, would constitute a material default) under any agreement or contract or enter into any agreement or contract under which any party thereto becomes obligated to provide goods or services having a value of, or to make payments aggregating, $50,000 or more per year, other than contracts and agreements relating to the amendment, modification or other restructuring or termination of leases, the resolution of issues arising under existing leases (including, without limitation, the payment or collection of rent and the providing of services) and entering into new leases relating to properties owned by the REIT as of the Initial Execution Date and the Noncompetition and Release Agreements (as defined below) which, individually or in the aggregate, are not material to the operation or financial results of the REIT and its subsidiaries taken as a whole; provided however, that any action or omission described in this Section 3.1(b) shall not constitute a breach of this Agreement if such action or omission is described on
Schedule 3.1 attached hereto which supplements and amends the REIT Disclosure Schedule.

               (c) other than mergers of wholly-owned Subsidiaries of the REIT with or into the REIT or other Subsidiaries, merge or consolidate with or into any other legal entity, dissolve, or liquidate;

               (d) (i) hire or promote any individual to serve as an officer of the REIT or hire any employee or consultant if the aggregate annual compensation of such employee or consultant exceeds $75,000; (ii) grant any increases in the compensation of, or pay any bonuses (other than regularly scheduled bonuses as set forth on Schedule 3.1(d) of the REIT Disclosure Schedule, attached hereto) or noncompetition payments to, any of its directors, trustees, officers or employees; (iii) pay or agree to pay to any director, officer or employee, whether past or present, any pension, retirement or other employee benefit not required or contemplated by any of the existing REIT Employee Benefit Plans or REIT Pension Plans, as applicable; (iv) enter into any new, or amend any existing, employment or severance or termination agreement with any director, officer or employee either individually or as part of a class of similarly situated Persons, other than the Noncompetition and Release Agreements; or (v) establish, adopt or enter into any new, or amend any existing, (A) "employee benefit plan," as such term is defined in section 3(3) of ERISA (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA), (B) personnel policy, stock option plan, stock purchase plan, stock appreciation rights, phantom stock plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement or other employee benefit plan, agreement, arrangement, program, practice or understanding or (C) collective bargaining agreement;

               (e) acquire (including, without limitation, by merger, consolidation, or the acquisition of any equity interest or assets) any assets other than the acquisitions set forth on Schedule 3.1(e) of the REIT Disclosure Schedule;

               (f) sell (whether by merger, consolidation or the sale of an equity interest or assets, except for transactions permitted under Section 3.1(c)) or otherwise dispose of any real property assets of the REIT or its Subsidiaries except as set forth on Schedule 3.1(f) of the REIT Disclosure Schedule;

               (g) except as set forth on Schedule 2.1(u) of the REIT Disclosure Schedule, mortgage, pledge, or subject to any material Encumbrance, any assets having a fair market value, individually or in the aggregate, in excess of $1,000,000;

               (h) fail to pay or otherwise satisfy (except if being contested in good faith) any material accounts payable, liabilities, or obligations when due and payable other than on a basis, and within the time, consistent with past practice;

               (i) (i) authorize, declare, pay or set aside for payment any dividends on or make other distributions in respect of any of its equity interests, capital stock or partnership interests, except for (A) the authorization, declaration and payment of regular monthly cash dividends on REIT Common Stock not to exceed $0.11 per share, with usual record and payment dates,
(B) the payment of regular cash dividends on the REIT Preferred Stock in accordance with its terms, with usual record and payment dates, (C) the payment of any distributions to the partners of any limited partnerships that are Subsidiaries of the REIT made in accordance with the requirements of the existing organizational documents of such Subsidiary limited partnerships and
(D) the payment of regular quarterly cash dividends to stockholders of any corporations that are preferred stock Subsidiaries of the REIT, with usual record and payment dates (ii) split, combine, divide, distribute, or reclassify any shares of its equity interests, capital stock or partnership interests, or
(iii) directly or indirectly, redeem, purchase, or otherwise acquire any equity interests, shares of its capital stock or other securities;

               (j) issue, sell, pledge, dispose of, encumber, or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any equity interests or stock of any class or any securities convertible into or exercisable or exchangeable for shares of stock of any class (other than the issuance of certificates in replacement of lost certificates) or any Voting Debt or other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt, other voting securities or convertible securities, other than the issuance of (i) REIT Common Stock upon the exercise of stock options that were outstanding on the Initial Execution Date and (ii) REIT Common stock upon the conversion of OP Units that were outstanding on the Initial Execution Date;

               (k) change or amend its charter documents or bylaws;

               (l) except as set forth on Schedule 3.1(l) of the REIT Disclosure Schedule, (i) incur any indebtedness for borrowed money (except (A) to finance any transactions or other expenditures permitted by this Agreement (including those referred to in Section 3.1(e)) and regular borrowings under credit facilities made in the ordinary course of the REIT's cash management practices,
(B) refinancings of existing debt and (C) immaterial borrowings that, in each such case, permit prepayment of such debt without penalty) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the REIT or any of its Subsidiaries or guarantee any debt securities of others, (ii) except in the ordinary course of business, create any material mortgages, liens, security interests or similar other encumbrances on the property of the REIT or any of its Subsidiaries in connection with any indebtedness thereof; (iii) assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently, or otherwise) for the obligations of any other Person (other than endorsements of checks in the ordinary course); or (iv) make any loans, advances, or capital contributions to, or investments in, any Person;

               (m) (i) make or rescind any material express or deemed election relating to Taxes (except as required by law or necessary to preserve the REIT's status as a REIT or the status of any of the REIT's Subsidiaries as a partnership for federal income tax purposes or as a qualified REIT subsidiary under Section 856(i) of the Code or as a taxable REIT subsidiary under Section 856(l) of the Code) unless it is reasonably expected that such action will not materially and adversely affect the REIT, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where the REIT has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except where such settlement or compromise will not materially and adversely affect the REIT and except any settlement or compromise relating to contests or protests relating to property tax valuations undertaken by the REIT in the ordinary course of business, or (iii) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Returns that have been filed for prior taxable years, except as may be required by applicable law or except for changes that are reasonably expected not to materially and adversely affect the REIT;

               (n) except as set forth on Schedule 3.1(g) or 3.1(l) of the REIT Disclosure Schedule, engage in any transactions with any of its Affiliates other than (i) transactions approved by Buyer in writing or expressly contemplated hereby and (ii) those certain

Noncompetition and Release Agreements between the REIT and each of Fred H. Margolin, Darrel L. Rolph and David K. Rolph in the forms attached hereto as Exhibit B (the "Noncompetition and Release Agreements");

               (o) terminate the services of its current officers and employees or terminate or damage its relationships with customers, suppliers and others having business dealings with it such that its goodwill and ongoing business shall be impaired in any material respect at the Effective Time;

               (p) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the REIT or any of its Subsidiaries, provided that dispositions in accordance with Section 3.1(f) hereof shall not be deemed a partial liquidation;

               (q) make any changes in its accounting methods which would be required to be disclosed under the rules and regulations of the SEC, except as required by law, rule, regulation or GAAP;

               (r) materially amend or terminate, or waive compliance with the terms of or breaches under, any Material Contract nor enter into a new contract, agreement or arrangement that, if entered into prior to the Initial Execution Date, would have been required to be listed on Schedule 2.1(u) of the REIT Disclosure Schedule but was not listed on such schedule;

               (s) take any action to increase the size of its board of directors, remove any director or, except as expressly contemplated hereby, fill any vacancies created by the death, resignation or removal of any director; or

               (t) agree to or make any commitment, orally or in writing, to take any actions prohibited by this Agreement.

        3.2 No Solicitation by the REIT.

               (a) The REIT shall not, nor shall it authorize or permit any of its Subsidiaries to, nor shall it authorize or permit any of its or its Subsidiaries' directors, officers, employees, agents or representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries) to, directly or indirectly, (i) solicit, initiate, encourage or knowingly facilitate any inquiries, any expression of interest or the making of any proposal which constitutes any REIT Takeover Proposal (as defined below) or
(ii) participate in any discussions or negotiations regarding any REIT Takeover Proposal; provided, however, that if the Board of Directors of the REIT (the "REIT Board") (A) determines in good faith (after receiving advice from a financial advisor) that such REIT Takeover Proposal is or is reasonably likely to result in a REIT Superior Proposal (as defined in Section 3.2(b)) and (B) determines in good faith, after receiving advice of outside counsel, that such action is necessary for the REIT Board to comply with its statutory duties to stockholders under the Maryland General Corporation Law, and, prior to furnishing any non-public information to such Person, the REIT receives from such Person an executed confidentiality agreement with provisions no less favorable to the REIT than the letter agreement dated August 21, 2000 between the REIT and Buyer (the "Confidentiality Agreement"), the

REIT may, in response to a REIT Takeover Proposal not solicited in violation of this Section 3.2(a) and subject to providing prior written notice of its decision to take such action to Buyer (the "REIT Notice") in compliance with
Section 3.2(c), following delivery of the REIT Notice (x) furnish information with respect to the REIT and its Subsidiaries to any Person making such a REIT Takeover Proposal and (y) participate in discussions or negotiations regarding such a REIT Takeover Proposal; provided, further, that discussions between the REIT and the REIT's lenders and potential lenders regarding the REIT's credit facilities shall not be prohibited by the provisions of this Section 3.2(a). For purposes of this Agreement, "REIT Takeover Proposal" means any inquiry, proposal or offer from any Person relating to any (i) acquisition or purchase or financing of substantial assets of the REIT or any of its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase or financing of 10% or more of any class of equity securities of the REIT or any of its Subsidiaries whose business constitutes 10% or more of the net revenues, net earnings or assets of the REIT and its Subsidiaries, taken as a whole, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any class of equity securities of the REIT, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the REIT or any of its Subsidiaries whose business constitutes 10% or more of the net revenues, net earnings or assets of the REIT and its Subsidiaries, taken as a whole, or (v) adoption by the REIT of a plan of liquidation or the effectuation by the REIT of a recapitalization or other similar type of transaction other than the transactions contemplated by this Agreement. Immediately after the execution and delivery of this Agreement, the REIT and its Subsidiaries will, and will instruct their directors, officers, employees, agents or representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries) to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible REIT Takeover Proposal. The REIT agrees that it will take the necessary steps to promptly inform its directors, officers, employees, agents or representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) involved in the transactions contemplated hereby of the obligations undertaken in this Section
3.2. The REIT shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the REIT is a party.

               (b) Except as expressly permitted by this Section 3.2, neither the REIT Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Buyer, the approval or recommendation by the REIT Board or such committee of this Agreement or the issuance and sale of the Shares hereunder, (ii) approve or recommend, or propose publicly to approve or recommend, any REIT Takeover Proposal or (iii) cause the REIT to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "REIT Acquisition Agreement") related to any REIT Takeover Proposal. Notwithstanding the foregoing, in the event that the REIT Board determines in good faith, after receiving advice from the REIT's outside counsel that (i) the withdrawal, modification or change of its recommendation is necessary for the REIT Board to comply with its statutory duties to the stockholders under the Maryland General Corporation Law, and (ii) the REIT Takeover Proposal is a REIT Superior Proposal (as defined below), the REIT Board may (subject to this and the following sentences) (x) withdraw or adversely modify its approval or recommendation of this Agreement or the issuance and sale of the Shares hereunder or the matters to be considered at the REIT Stockholders Meeting, if any, (y) approve or recommend such REIT Superior Proposal and/or (z) simultaneously with the payment of the Termination Fee (as hereinafter defined) required pursuant to Section 9.7(b), terminate this Agreement and enter into a REIT Acquisition Agreement with respect to such REIT Superior Proposal, but only after the fifth business day following Buyer's receipt of written notice advising Buyer that the REIT Board is prepared to terminate this Agreement and only if, during such five-day period (the "Response Period"), the REIT and its advisors shall have negotiated in good faith with Buyer to make such adjustments in the terms and conditions of this Agreement as would enable Buyer to proceed with the transactions contemplated hereby on such adjusted terms. For purposes of this Agreement, a "REIT Superior Proposal" means any bona fide written proposal, which was not solicited, initiated, facilitated or encouraged in breach of Section 3.2(a), made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, more than 80% of the combined voting power of the shares of REIT Common Stock then outstanding or all or substantially all the assets of the REIT and its Subsidiaries and which the REIT Board determines in its good faith judgment (after receiving advice from a financial advisor of nationally recognized reputation) to be more financially favorable to the REIT's stockholders than transactions contemplated by this Agreement and the other Transaction Documents and for which financing, to the extent required, is then committed or reasonably likely (in the REIT Board's good faith judgment) to be available. Any material amendment or modification to the terms of a REIT Superior Proposal shall be deemed a new REIT Superior Proposal and commence a new Response Period.

               (c) In addition to the obligations of the REIT set forth in paragraphs (a) and (b) of this Section 3.2, the REIT shall promptly and in any event within one business day advise Buyer orally and in writing of (i) the receipt of any REIT Takeover Proposal or request for information relating to the REIT or any of its Subsidiaries, or for access to the properties, books or records of the REIT or any of its Subsidiaries, by any Person that has advised the REIT that it is considering making, or has made, a REIT Takeover Proposal,
(ii) the material terms and conditions of such REIT Takeover Proposal or request, (iii) the identity of the Person making any such REIT Takeover Proposal or request and (iv) any determination by the REIT Board that a REIT Takeover Proposal is a REIT Superior Proposal. During the Response Period, the REIT shall keep Buyer reasonably informed of the status and details thereof and, if in writing, promptly deliver or cause to be delivered to Buyer a copy of such proposal or request.

               (d) Nothing contained in this Section 3.2 shall prohibit the REIT from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the REIT's stockholders which, in the good faith judgment of the REIT Board, after receiving advice of outside counsel, is necessary under applicable law, provided that the REIT does not withdraw or modify, or propose to withdraw or modify, its position with respect to the issuance and sale of Shares or this Agreement and the transactions contemplated hereby or approve or recommend, or propose to approve or recommend, a REIT Takeover Proposal unless the REIT and the REIT Board have complied with all the provisions of this Section 3.2.

        3.3 Access and Information.

               (a) Until the First Closing, the REIT shall afford to Buyer and its representatives (including accountants and counsel) full access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the business of the REIT, to all properties, books, records, Phase I and Phase II environmental reports and Tax Returns of the REIT and all other information with respect to its business, together with the opportunity to make copies of such books, records, Phase I and Phase II environmental reports and other documents and to discuss the business of the REIT with such officers, directors, accountants and counsel for the REIT as Buyer deems reasonably necessary or appropriate for the purposes of familiarizing itself with the REIT, the Operating Partnership and the other Subsidiaries of the REIT. In furtherance of the foregoing, the REIT shall authorize and instruct its accountants to meet with Buyer and its representatives, including Buyer's independent public accountants, to discuss the business and accounts of the REIT, the Operating Partnership and the other Subsidiaries of the REIT and to make available (with the opportunity to make copies) to Buyer and its representatives, including its independent public accountants, all the work papers of its accountants related to their audit of the financial statements and Tax Returns of the REIT and its Subsidiaries.

               (b) Within 30 days after the end of each calendar month, the REIT shall deliver to Buyer for the REIT, the Operating Partnership and the other Subsidiaries of the REIT monthly operating statements (in a form consistent with the monthly operating statements previously supplied to the REIT) prepared in the ordinary course of business for internal purposes.

               (c) From and after the Initial Execution Date, the REIT shall advise Buyer of the status of its discussions and negotiations with respect to the renegotiation, extension or replacement of its existing senior credit facility and shall afford Buyer and its representatives the opportunity to participate in and advise it with respect to such discussions and negotiations.

        3.4 Assistance. If Buyer requests, the REIT shall cooperate in all reasonable respects in connection with any financing efforts of Buyer or its Affiliates and any other filings that may be made by Buyer or its Affiliates with the SEC, all at the sole expense of Buyer.

        3.5 Notification of Certain Matters. The REIT shall give prompt written notice to Buyer of (a) the occurrence, or failure to occur, of any event of which it has Knowledge that has caused or that would be likely to cause any representation or warranty of the REIT contained in this Agreement or the other Transaction Documents to be untrue or inaccurate in any material respect at any time from the Initial Execution Date to the First Closing Date or (b) the failure of the REIT or any officer, director, employee or agent of the REIT, the Operating Partnership and the other Subsidiaries of the REIT to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

        3.6 Third Party Consents. After the Initial Execution Date and prior to the First Closing, the REIT shall use all commercially reasonable efforts, including making any required payments, to obtain the written consent, waiver or approval (i) with respect to any of the items required by the items set forth on Schedule 2.1(c)(ii) of the REIT Disclosure Schedule and (ii) any other party to any contract or agreement that is required to permit the consummation of the transactions contemplated hereby.

        3.7 Appointment of Directors. Immediately prior to the First Closing, the REIT shall have (i) appointed four individuals designated by Buyer to fill the vacancies created by the resignations contemplated by the Stockholders Stock Purchase Agreement and (ii) appointed at least one such individual designated by Buyer to each committee of the Board of Directors of the REIT. Buyer shall have received a copy of the resolutions of the REIT's Board of Directors reflecting these actions.

        3.8 Noncompetition and Release Agreements. Subject to the terms and conditions hereof, the REIT shall enter into a Noncompetition and Release Agreement with each of Fred H. Margolin, Darrel L. Rolph and David K. Rolph (the "Selling Stockholders"). The Noncompetition and Release Agreements shall be executed in substantially the following forms: with respect to Fred H. Margolin, as provided in Exhibit B-1; with respect to Darrel L. Rolph, as provided in Exhibit B-2; and with respect to David K. Rolph, as provided in Exhibit B-3.

        3.9 Affiliate Agreement. The REIT shall take all actions necessary to terminate at or prior to the First Closing all agreements, arrangements or rights of the REIT, the Operating Partnership or any other Subsidiaries of the REIT, or any of their respective Affiliates, with the Company, any Selling Stockholder or Gerald H. Graham (the "Affiliate Agreements") other than any rights of such Persons to indemnity in their capacities as officers or directors of the REIT, any of the REIT's Subsidiaries or any predecessors of the REIT or its Subsidiaries, which Affiliate Agreements are set forth on Schedule 3.9 to the REIT Disclosure Schedule.

        3.10 Additional Arrangements. Subject to the terms and conditions herein provided, the REIT shall take, or cause to be taken, all actions and shall do, or cause to be done, all things necessary, appropriate or desirable under any applicable laws and regulations or under applicable governing agreements to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings. The REIT shall take, or cause to be taken, all action or shall do, or cause to be done, all things necessary, appropriate or desirable to cause the covenants and conditions applicable to the transactions contemplated hereby to be performed or satisfied as soon as practicable. In addition, if any Governmental Entity shall have issued any order, decree, ruling or injunction, or taken any other action that would have the effect of restraining, enjoining or otherwise prohibiting or preventing the consummation of the transactions contemplated hereby, the REIT shall use its reasonable best efforts to have such order, decree, ruling or injunction or other action declared ineffective as soon as practicable.

        3.11 Insurance. The REIT shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in their respective business.

        3.12 Execution and Delivery of Registration Rights Agreement. The REIT shall execute and deliver to Buyer the Registration Rights Agreement (as defined below).

        3.13 Execution and Delivery of Excepted Holder Agreement. The REIT shall execute and deliver to Buyer an excepted holder agreement (the "Excepted Holder Agreement"), in the form attached hereto as Exhibit C (as modified, if necessary, to reflect assignment by Buyer to more than one Affiliate pursuant to
Section 9.14; provided that such modification shall not increase the aggregate ownership limit of Buyer thereunder).

                                    ARTICLE 4

                                MUTUAL COVENANTS

        4.1 Additional Agreements. Subject to the terms and conditions of this Agreement, both the REIT and Buyer will use their commercially reasonable efforts to do, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after each Closing Date, any further action is necessary to comply with this Agreement, the parties to this Agreement or their duly authorized representatives shall take all such action. Without limiting the generality of the foregoing, if, after each Closing Date, Buyer seeks indemnification or recovery from one or more other parties to a contract or agreement or otherwise seeks to enforce such contract or agreement and, in order to obtain such indemnification, recovery or enforcement, it is necessary for the REIT or any of its Subsidiaries or Affiliates to participate in any enforcement proceeding or otherwise provide assistance to Buyer, then, at the request, upon reasonable prior notice, during normal business hours and without unreasonable interruption of such Person's business activities, and at the sole expense of Buyer, the REIT shall take, or shall cause such Subsidiary or Affiliate to take, such action as Buyer may reasonably request in connection with Buyer's efforts to obtain such indemnification, recovery or enforcement.

        4.2 Preparation of Proxy Statement. If the approval of the REIT's stockholders is required in connection with the issuance and sale of the Shares hereunder, then the REIT shall promptly prepare and file with the SEC the Proxy Statement in form and substance reasonably satisfactory to the REIT and Buyer. Each of the REIT and Buyer shall use its commercially reasonable efforts to have the Proxy Statement approved for mailing to the stockholders of the REIT as promptly as practicable after such filing. The REIT shall agree to date the Proxy Statement as of the approximate date of mailing to its stockholders and shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date.

        4.3 Stockholders Meeting. If required by the Maryland General Corporation Law or rules of the NYSE, the REIT shall call a meeting of its stockholders (the "Stockholders Meeting") to be held as promptly as practicable after the date hereof, but no sooner than 20 business days following the date that the Proxy Statement is mailed to stockholders of the REIT, for the purpose of voting upon this Agreement and the issuance and sale of the Shares hereunder. Subject to the provisions of Section 3.2(b), the REIT Board shall recommend to the REIT's stockholders entitled to vote thereon the approval of this Agreement, the issuance and sale of the Shares hereunder and not rescind such recommendation, and the REIT shall use all commercially reasonable efforts to obtain approval of this Agreement and the issuance and sale of the Shares hereunder by its stockholders entitled to vote thereon. The REIT shall use all commercially reasonable efforts to hold such meeting as soon as practicable, but no sooner than 20 business days following the date that the Proxy Statement is mailed to stockholders of the REIT.

        4.4 Advise of Changes; SEC Filings. The REIT shall confer with Buyer on a regular basis, report on REIT operational matters and promptly advise Buyer orally and in writing of any change or event which has, or could reasonably be expected to have, a Material Adverse Effect on the REIT. The REIT or Buyer, as the case may be, shall promptly provide each other (or their respective counsel) copies of all filings made by such party or its Subsidiaries with the SEC or any other state or federal Governmental Entity in connection with the Transaction Documents and the transactions contemplated hereby or thereby.

                                    ARTICLE 5

                              CONDITIONS PRECEDENT

        5.1 Conditions to Each Party's Obligation. The respective obligations of Buyer and the REIT to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions on or prior to each Closing Date:

               (a) Consents and Approvals. All authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred, or been obtained.

               (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

               (c) No Action. No action shall have been taken nor any statute, rule, or regulation shall have been enacted by any Governmental Entity that makes the consummation of the transactions contemplated hereby illegal.

        5.2 Conditions to Obligations of Buyer at the First Closing. The obligation of Buyer to effect the transactions contemplated hereby at the First Closing is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Buyer:

               (a) Representations and Warranties. The representations and warranties of the REIT set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of the REIT contained herein that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified hereby) as of the Initial Execution Date and as of the First Closing Date, as though made on or as of the First Closing Date, and Buyer shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial officer of the REIT.

               (b) Performance of Obligations. The REIT shall have performed in all material respects (provided that any covenant or agreement that is qualified by a materiality standard or Material Adverse Effect qualification shall not be further qualified hereby) all obligations required to be performed by it under this Agreement prior to the First Closing Date, and Buyer shall have received a certificate to such effect signed by the chief executive officer and the chief financial officer of the REIT.

               (c) Consents Under Agreements. Buyer shall have been furnished with any such written consent, approval or waiver contemplated by Section 3.6 hereof.

               (d) Legal Opinion. Buyer shall have received from Locke Liddell & Sapp LLP, counsel to the REIT, an opinion dated the First Closing Date, in substantially the form attached as Exhibit D hereto, which opinion, if requested by Buyer, shall expressly provide that they may be relied upon by Buyer's lenders, underwriters, or other sources of financing with respect to the transactions contemplated hereby and which opinion shall be based on such representations by the REIT as shall be requested by Locke Liddell & Sapp LLP.

               (e) Excepted Holder Limit and Excepted Holder Agreement. The Board of Directors of the REIT shall have granted Buyer a limit on the percentage ownership of the REIT by Buyer (the "Excepted Holder Limit") of no less than 40% and otherwise on terms reasonably acceptable to Buyer and shall have waived any applicable State law restrictions on such ownership by Buyer, including exemption from the "control share" provisions (Title 3, Subtitle 7 of the Corporations and Associations Article of the Annotated Code of Maryland (or any successor statute)) and "business combination" provisions (Section 3) of the Maryland General Corporation Law, as amended from time to time, and Buyer shall have received a copy of the resolutions of the REIT's Board of Directors reflecting these actions. Further, the REIT shall have entered into the Excepted Holder Agreement.

               (f) Registration Rights Agreement. The REIT shall have entered into a registration rights agreement with Buyer, in substantially the form attached as Exhibit E hereto (the "Registration Rights Agreement"), granting Buyer customary registration rights with respect to any and all shares of REIT Common Stock acquired by Buyer, including (but not limited to) the right to at least three demand registrations and unlimited piggyback registration rights, on terms reasonably acceptable to Buyer.

               (g) Resignations From Positions and Appointment of Directors. Each of the Selling Stockholders and Gerald H. Graham shall have resigned from all positions each holds as an officer or director of the REIT, the Operating Partnership and any of their respective Affiliates, the Board of Directors of the REIT shall have appointed four individuals designated by Buyer to fill the vacancies created by the resignations of the Selling Stockholders and Gerald H. Graham, the Board of Directors shall have appointed at least one such individual designated by Buyer to each committee of the Board of Directors, and Buyer shall have received a copy of the resolutions of the REIT's Board of Directors reflecting these actions.

               (h) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by the REIT pursuant to Section 6.2(b) shall have been delivered.

               (i) Affiliate Agreements. All Affiliate Agreements shall have been terminated, and Buyer shall have received evidence satisfactory to it of such terminations.

               (j) Severance. To the extent that any of the officers or directors of the REIT receives, in connection with his resignation from his positions with the REIT or any of its Subsidiaries or other Affiliates, a severance payment in excess of the amount to which such Person is entitled under any written employment or severance agreement between the REIT or any of its Subsidiaries or other Affiliates and such Person, such severance payment shall be acceptable to Buyer in its sole discretion.

               (k) Releases. To the extent that any of the officers or directors of the REIT receives, in connection with his resignation from his positions with the REIT or any of its Subsidiaries or other Affiliates, any severance payment, such Person shall have executed and delivered a general release of claims against the REIT and its Subsidiaries and Affiliates in a form reasonably satisfactory to Buyer.

               (l) Concurrent Transactions. The transactions contemplated by the Stockholders Stock Purchase Agreement shall be consummated concurrently with the First Closing pursuant to its terms.

               (m) Other Agreements. All other agreements or arrangements between any of the directors who are resigning as directors of the REIT or any of its Subsidiaries or other Affiliates and the Company, the REIT and/or the Operating Partnership or any of their respective Subsidiaries or other Affiliates shall have been terminated, cancelled or modified on terms reasonably acceptable to Buyer, and Buyer shall have received evidence satisfactory to it of such terminations, cancellations or modifications.

               (n) No Litigation. No litigation or administrative proceeding or investigation (whether formal or informal) shall be pending or, to Buyer's Knowledge, threatened which challenges the transactions contemplated hereby.

               (o) Stock Exchange Listing. The Shares shall have been authorized for listing on the New York Stock Exchange, subject to official notice of listing.

               (p) Material Adverse Effect. There shall not have occurred (i) any event, circumstance, condition, fact, effect, or other matter which has had or could reasonably be expected to have a REIT Material Adverse Effect or material adverse effect on the ability of any of the REIT and its Subsidiaries, the Company, or the Stockholders to perform on a timely basis any material obligation under this Agreement or any of the other Transaction Documents to which such Person is a party or to consummate the transactions contemplated hereby or thereby; or (ii) any material disruption of, or material adverse change in, financial, banking, or capital market conditions.

               (q) REIT Stockholder Approval. The issuance and sale of the Shares hereunder and all other actions contemplated hereby that require the approval of holders of the REIT Common Stock shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of REIT Common Stock present and entitled to vote thereon.

               (r) Noncompetition and Release Agreement. The REIT and Fred H. Margolin shall have entered into a Noncompetition and Release Agreement in the form attached hereto as Exhibit B1.

        5.3 Conditions to Obligations of the REIT at the First Closing. The obligation of the REIT to effect the transactions contemplated hereby at the First Closing is subject to the satisfaction of the following conditions unless waived, in whole or in part, by the REIT.

               (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of Buyer contained herein that is qualified by a materiality standard shall not be further qualified hereby) as of the Initial Execution Date and as of the First Closing Date, as though made on or as of the First Closing Date, and the REIT shall have received a certificate to the foregoing effect signed on behalf of Buyer by the chief executive officer and another officer of Buyer.

               (b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects (provided that any covenant or agreement that is qualified by a materiality standard shall not be further qualified hereby) the obligations required to be performed by it under this Agreement prior to the First Closing Date, and the REIT shall have received a certificate to such effect signed on behalf of Buyer by the chief executive officer and another officer of Buyer.

               (c) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by Buyer pursuant to Section 6.2(a) shall have been delivered.

               (d) Concurrent Transactions. The transactions contemplated by the Stockholders Stock Purchase Agreement shall be consummated concurrently with the First Closing pursuant to its terms.

        5.4 Conditions to Obligations of Buyer at each Subsequent Closing. The obligation of Buyer to effect the transactions contemplated hereby at each Subsequent Closing is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Buyer:

               (a) Representations and Warranties. The representations and warranties of the REIT set forth in this Agreement (other than the representation and warranty set forth in Section 2.1(b)(i)(1) hereof) shall have been true and correct in all material respects (provided that any representation or warranty of the REIT contained herein that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified hereby) as of the Initial Execution Date and as of the First Closing Date, as though made on or as of the First Closing Date, and Buyer shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial officer of the REIT.

               (b) Performance of Obligations. The REIT shall have performed in all material respects (provided that any covenant or agreement that is qualified by a materiality standard or Material Adverse Effect qualification shall not be further qualified hereby) all obligations required to be performed by it under this Agreement prior to the First Closing Date, and Buyer shall have received a certificate to such effect signed by the chief executive officer and the chief financial officer of the REIT.

               (c) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by the REIT pursuant to Section 6.3(b) shall have been delivered.

               (d) First Closing. The First Closing shall have occurred.

               (e) No Litigation. No litigation or administrative proceeding or investigation (whether formal or informal) shall be pending or, to Buyer's Knowledge, threatened which challenges the transactions contemplated hereby.

        5.5 Conditions to Obligations of the REIT at Each Subsequent Closing. The obligation of the REIT to effect the transactions contemplated hereby at each Subsequent Closing is subject to the satisfaction of the following conditions unless waived, in whole or in part, by the REIT.

               (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of Buyer contained herein that is qualified by a materiality standard shall not be further qualified hereby) as of the Initial Execution Date and as of each Subsequent Closing Date, as though made on or as of such Subsequent Closing Date, and the REIT shall have received a certificate to the foregoing effect signed on behalf of Buyer by the chief executive officer and another officer of Buyer.

               (b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects (provided that any covenant or agreement that is qualified by a materiality standard shall not be further qualified hereby) the obligations required to be performed by it under this Agreement prior to such Subsequent Closing Date, and the REIT shall have received a certificate to such effect signed on behalf of Buyer by the chief executive officer and another officer of Buyer.

               (c) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by Buyer pursuant to Section 6.3(a) shall have been delivered.

                                    ARTICLE 6

                                     CLOSING

        6.1 Closing. (a) The purchase and sale of the Shares shall take place at two or more closings (the "Closings"). The First Closing shall take place, subject to the earlier satisfaction or waiver of each of the conditions set forth in Article 5 (other than the conditions set forth in Sections 5.2(h), 5.2(m) and 5.3(c)) concurrently with the closing of the transactions contemplated by the Stockholders Stock Purchase Agreement, at 9:30 a.m., Central time, on March 9, 2001 (the "First Closing Date"), at the offices of Vinson & Elkins L.L.P., 3700 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201, unless another date or place is agreed to in writing by the parties. Each Subsequent Closing shall occur within 15 business days of the date (each, a "Subsequent Closing Date" and, together with the First Closing Date, the "Closing Dates" and each, a "Closing Date") on which the REIT provides written notice to Buyer in accordance with Section 9.9 hereof requiring a Subsequent Closing to occur at the offices of Vinson & Elkins L.L.P., 3700 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201, unless another date or place is agreed to in writing by the parties. Notwithstanding anything to the contrary in this Agreement, the obligation of Buyer hereunder to consummate any Subsequent Closing within 15 business days of the date on which the REIT provides written notice to Buyer shall not be amended, terminated or waived without the consent of a majority of the members of the REIT's Board of Directors other than those members appointed to the REIT's Board of Directors pursuant to Section 3.7(i) hereof.

               (b) As used in this Agreement, "Business Day" means any day other than (i) a Saturday or Sunday or (ii) a day on which commercial banks in New York, New York or Dallas, Texas are authorized or required to be closed.

        6.2 Actions to Occur at the First Closing.

               (a) At the First Closing, Buyer shall deliver to the REIT the following:

                      (i) Purchase Price. An amount equal to the Purchase Price for the First Closing Shares, by wire transfer of immediately available funds to an account designated by the REIT; and

                      (ii) Certificates. The certificates referred to in Sections 5.3(a) and 5.3(b).

               (b) At the First Closing, the REIT shall deliver to Buyer the following:

                      (i) Share Certificates. Certificates representing the First Closing Shares;

                      (ii) Certificates. The certificates described in Sections 5.2(a) and 5.2(b);

                      (iii) Legal Opinion. The opinion of counsel referred to in
        Section 5.2(d);

                      (iv) Consents; Acknowledgments. The original of each Consent, if any, pursuant to Section 5.2(c);

                      (v) Noncompetition and Release Agreements. Fully executed copies of the Noncompetition and Release Agreements; and

                      (vi) Registration Rights Agreement. A counterpart of the Registration Rights Agreement executed by the REIT;

        6.3 Actions to Occur at Each Subsequent Closing.

               (a) At each Subsequent Closing, Buyer shall deliver to the REIT the following:

                      (i) Purchase Price. An amount equal to the Purchase Price for the Subsequent Closing Shares to be purchased at such Subsequent Closing, by wire transfer of immediately available funds to an account designated by the REIT; and

                      (ii) Certificates. The certificates referred to in Sections 5.5(a) and 5.5(b).

               (b) At each Subsequent Closing, the REIT shall deliver to Buyer the following:

                      (i) Share Certificates. Certificates representing the Subsequent Closing Shares to be purchased at such Subsequent Closing; and

                      (ii) Certificates. The certificates described in Sections 5.4(a) and 5.4(b).

                                    ARTICLE 7

                        TERMINATION, AMENDMENT AND WAIVER

        7.1 Termination Prior to First Closing. This Agreement may be terminated at any time prior to the First Closing:

               (a) by mutual consent of Buyer and the REIT;

               (b) by either Buyer or the REIT:

                      (i) in the event of a breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement, which cannot be or has not been cured within 10 days (the "Cure Period") following receipt by the breaching party of written notice of such breach; provided, however, that there shall be no right to cure any breach of Section 3.2, Section 3.12 or Section 6.2 and provided, further, that the REIT shall not terminate this Agreement pursuant to this Section 7.1(b)(i) at or prior to the Inspection Termination Time;

                      (ii) if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, or ruling or taken any other action (which order, decree, or ruling Buyer and the REIT shall use their best efforts to lift), in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement or the other Transaction Documents, and such order, decree, ruling, or other action shall have become final and nonappealable; or

                      (iii) if the First Closing shall not have occurred by 5:00 p.m., Central time on the 150th day following the Delivery Date (the "Final Closing Date"); provided, however, that the right to terminate this Agreement under this clause (iii) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the First Closing to occur on or before such date;

               (c) by Buyer:

                      (i) pursuant to the provisions of Section 1.5 upon delivery of the notice of termination to the REIT;

                      (ii) if the REIT shall have entered into or agreed to enter into any material amendment of or replacement for the REIT's Bank of America, N.A. credit facility or entered into or agreed to enter into any other material financing transaction other than with the written consent of Buyer, other than any credit facility entered into in accordance with the terms of the commitment letter regarding the proposed $175 million Guaranteed Funding Facility attached hereto as Exhibit G ("Guaranteed Funding Facility");

                      (iii) upon the occurrence of an event described in Section 5.2(p);

                      (iv) if the Stockholders Stock Purchase Agreement or any other definitive document relating thereto is terminated in accordance with its terms (other than as a result of a breach of this Agreement by Buyer);

                      (v) if (A) the REIT proposes to enter into a written agreement for a REIT Superior Proposal, (B) the REIT Board (or any committee thereof) withdraws or modifies its approval or recommendation of this Agreement, the issuance and sale of the Shares, or the transactions contemplated hereby in a manner adverse to Buyer, (C) the REIT Board (or any committee thereof) approves or recommends to stockholders of the REIT any REIT Takeover Proposal, (D) the REIT Board (or any committee thereof) fails to recommend that the stockholders of the REIT vote against any REIT Takeover Proposal within ten business days after public announcement thereof, or (E) the REIT Board (or any committee thereof) shall have resolved to do any of the foregoing; or

                      (vi) if stockholder approval is required with respect to this Agreement and the issuance and sale of the Shares to Buyer hereunder, and, when presented to the holders of REIT Common Stock for their consideration, such actions shall fail to receive the requisite vote for approval and adoption by the REIT's stockholders.

               (d) by the REIT, if:

                      (i) the REIT Board shall have exercised its termination rights set forth in Section 3.2(b); provided that, in order for the termination of this Agreement pursuant to this paragraph (d)(i) to be deemed effective, the REIT shall have complied with all provisions of
        Section 3.2, including (A) the notice provisions therein and (B) the obligation to simultaneously pay Buyer the Termination Fee required pursuant to Section 3.2(b) and enter into a REIT Acquisition Agreement relating to a REIT Superior Proposal; or

                      (ii) if Buyer fails to deposit $1,000,000 with the Escrow Agent prior to 5:00 p.m., Central Time, on February 28, 2001; provided that this Agreement has not otherwise been terminated prior to such time.

        The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party, or any of their respective officers, directors, employees, accountants, consultants, legal counsel, agents, or other representatives whether prior to or after the execution of this Agreement. Notwithstanding anything in the foregoing to the contrary, a party that is in material breach of this Agreement shall not be entitled to terminate this Agreement except, in the case of a default by the REIT, with the consent of Buyer, or in the case of a default by Buyer, with the consent of the REIT.

        7.2 Termination Subsequent to First Closing. This Agreement may be terminated subsequent to the First Closing:

               (a) by mutual consent of Buyer and the REIT; provided, however, that the REIT may not so consent without the approval of a majority of the members of the REIT's Board of Directors other than those members appointed to the REIT's Board of Directors pursuant to Section 3.7(i) hereof;

               (b) by the REIT, in the event of a breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement, which cannot be or has not been cured within the Cure Period following receipt by the Buyer of written notice of such breach; provided, however, that there shall be no right to cure any breach of Section 6.3, and provided, further, that the REIT may not so terminate without the approval of a majority of the members of the REIT's Board of Directors other than those members appointed to the REIT's Board of Directors pursuant to Section 3.7(i) hereof;

               (c) by Buyer, in the event that any representation or warranty contained in this Agreement was not true and correct as of the First Closing Date, which cannot be or has not been cured within the Cure Period following receipt by the REIT of written notice of such breach; and

               (d) by Buyer, in the event of a breach by the REIT of any covenant or agreement contained in this Agreement, which cannot be or has not been cured with the Cure Period following receipt by the REIT of written notice of such breach; provided, however, that there shall be no right to cure any breach of Section 3.2, Section 3.12 or Section 6.3 hereof.

        7.3 Effect of Termination Prior to First Closing.

               (a) In the event of a termination of this Agreement pursuant to
Section 7.1 hereof by either the REIT or Buyer, this Agreement shall terminate and have no further effect, without any liability or obligation on the part of either the REIT or Buyer, other than the provisions of Article 9 and this
Article 7, which shall survive termination of this Agreement; provided, however, that nothing herein shall relieve any party from any liability for any breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement. If, after the Inspection Termination Time and prior to the First Closing, Buyer should breach this Agreement in a manner which gives rise to a termination right pursuant to Section 7.1(b)(i) or 7.1(d)(ii) on the part of the REIT (which breach shall include a purported or wrongful termination of this Agreement by Buyer made in breach of this Agreement), then the REIT's sole and exclusive right and remedy shall be to terminate this Agreement pursuant to Section 7.1(b)(i) or 7.1(d)(ii) and to receive payment of the liquidated damages described below as provided in this Section 7.3. If this Agreement is terminated by the REIT pursuant to Section 7.1(b)(i) or 7.1(d)(ii), the parties agree and acknowledge that the REIT will suffer damages that are not practicable to ascertain. Accordingly, in such event and if, within ten Business Days after termination of this Agreement by the REIT pursuant to Section 7.1(b)(i) or 7.1(d)(ii), the REIT delivers to Buyer a written demand for liquidated damages, subject to Buyer's receipt of a counterpart of a release of claims executed and delivered by the REIT, in the form attached hereto as Exhibit F (the "Liquidated Damages Release"), the REIT shall be entitled to an aggregate amount in cash equal to $1,000,000 (together with any earnings thereon), as liquidated damages payable by Buyer in accordance with the provisions of the Deposit Escrow Agreement within ten Business Days after receipt of the written demand by the REIT. As security for payment thereof, Buyer has concurrently with the execution of the Original Agreement entered into the Deposit Escrow Agreement with the REIT and the Escrow Agent as provided in Section 1.4 and Buyer will, prior to 5:00 p.m., Central Time, on February 28 2001, deposit $1,000,000 with the Escrow Agent. The parties agree that the foregoing liquidated damages are reasonable considering all the circumstances existing as of the Initial Execution Date and constitute the parties' good faith estimate of the actual damages reasonably expected to result from the termination of this Agreement by the REIT. The REIT agrees that, to the fullest extent permitted by law, the REIT's right to terminate this Agreement and to receive payment of the liquidated damages described above as provided in this Section 7.3 shall be the REIT's sole and exclusive right and remedy if the First Closing does not occur with respect to any damages whatsoever that the REIT may suffer or allege to suffer as a result of any claim or cause of action asserted by the REIT relating to or arising from breaches of the representations, warranties or covenants of Buyer contained in this Agreement and to be made or performed at or prior to the First Closing. If this Agreement is terminated either by Buyer or the REIT pursuant to any provision of Section 7.1 other than a termination (A) by the REIT pursuant to
Section 7.1(b)(i) or 7.1(d)(ii), or (B) by Buyer pursuant to Section 7.1(c)(i), then Buyer and the REIT shall instruct the Escrow Agent in writing to release the Earnest Money (including any accrued interest thereon), if any, to Buyer. If the REIT delivers to the Escrow Agent a fully executed counterpart of the Liquidated Damages Release in accordance with the Deposit Escrow Agreement, Buyer shall be deemed to have received a counterpart of the Liquidated Damages Release for purposes of this Section 7.3(a).

               (b) As a condition of payment, and upon receipt of an aggregate amount in cash equal to $1,000,000 (together with any earnings thereon) in respect of a termination pursuant to Section7.1(b)(i) or 7.1(d)(ii), as liquidated damages under this Section 7.3, the REIT hereby irrevocably and unconditionally releases, acquits, and forever discharges Buyer and its successors, assigns, officers, directors, employees, agents, stockholders, subsidiaries, parent companies and other Affiliates (corporate or otherwise) (the "Released Parties") of and from any and all Released Claims. "Released Claims" as used herein shall mean any and all charges, complaints, claims, causes of action, promises, agreements, rights to payment, rights to any equitable remedy, rights to any equitable subordination, demands, debts, liabilities, express or implied contracts, obligations of payment or performance, rights of offset or recoupment, accounts, damages, costs, losses or expenses (including attorneys' and other professional fees and expenses) held by the REIT, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative, arising out of the negotiation, execution, performance, or breach of this Agreement. The Liquidated Damages Release to be delivered pursuant to
Section 7.3(a) shall be in addition to the provisions of this Section 7.3(b).

                                    ARTICLE 8

                                 INDEMNIFICATION

        8.1 Indemnification of Buyer.

               (a) From and after the First Closing and subject to the provisions of this Article 8 and Section 9.2 below, the REIT agrees to indemnify and hold harmless the Buyer Indemnified Parties (as hereinafter defined) from and against any and all Buyer Indemnified Costs; provided, however, that the liability of the REIT for any Buyer Indemnified Representation Costs shall not exceed an amount equal to the Purchase Price.

               (b) As used in this Agreement,

                      (i) "Buyer Indemnified Costs" means (i) all Buyer Indemnified Representation Costs and (ii) all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs and that arise out of any breach by the REIT of any of the covenants or agreements (other than breaches of covenants to be performed by the REIT after the First Closing) of the REIT under this Agreement or any other Transaction Document executed in connection herewith.

                      (ii) "Buyer Indemnified Parties" means Buyer and each officer, director, partner, member, manager, agent, employee, stockholder and other Affiliate of Buyer.

                      (iii) "Buyer Indemnified Representation Costs" means any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs in connection with, relating to or arising out of the transactions contemplated hereby and that arise out of any breach or default by the REIT of any of the representations or warranties of the REIT under this Agreement or any agreement or document executed in connection herewith.

        8.2 Indemnification of the REIT. From and after the First Closing and subject to the provisions of this Article 8 and Section 9.2 below, Buyer agrees to indemnify and hold harmless the REIT Indemnified Parties from and against any and all REIT Indemnified Costs.

               (a) As used in this Agreement,

                      (i) "REIT Indemnified Costs" means (i) all REIT Indemnified Representation Costs, (ii) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that the REIT incurs and that arise out of any breach by Buyer of any of the covenants or agreements under this Agreement or any other Transaction Documents and (iii) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that the REIT incurs and that arise out of any breach by Buyer of a covenant or agreement to be performed by Buyer after the First Closing.

                      (ii) "REIT Indemnified Parties" means the REIT and each officer and director of the REIT.

                      (iii) "REIT Indemnified Representation Costs" means any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that the REIT incurs and that arise out of any breach or default by Buyer of any of its representations or warranties under this Agreement or any agreement or document executed in connection herewith.

        8.3 Defense of Third-Party Claims. The Buyer Indemnified Parties or the REIT Indemnified Parties, as the case may be (each, an "Indemnified Party"), shall give prompt written notice to any Person who is obligated to provide indemnification hereunder (an "Indemnifying Party") of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a "third-party action") in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this Article 8 unless the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as it deems appropriate; provided, however, that:

               (a) The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Parties shall pay the legal fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by all Indemnifying Parties in connection with the defense of such third-party action, (ii) the Indemnifying Parties shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action,
(iii) the Indemnified Party shall have been advised in writing by counsel that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (iv) the Indemnified Party's counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a material conflict of interest that could violate applicable standards of professional conduct to have common counsel);

               (b) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have a material adverse effect on its business;

               (c) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action; and

               (d) The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party action
(i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time; or (ii) to the extent the third-party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article 8 and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

        8.4 Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 8.3 because no third-party action is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Buyer Indemnified Costs or REIT Indemnified Costs, as the case may be ("Indemnified Costs"), which Indemnified Party claims are subject to indemnification under the terms hereof. Subject to the limitations set forth in Sections 8.5(c) and 9.2, the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

        8.5 Limitations. Subject to Section 9.2 hereof, the following provisions of this Section 8.5 shall be applicable after the time of the First Closing:

               (a) Minimum Loss. No Indemnifying Party shall be required to indemnify an Indemnified Party for Buyer Indemnified Representation Costs or REIT Indemnified Representation Costs, as the case may be ("Indemnified Representation Costs"), unless and until the aggregate amount of such Indemnified Representation Costs for which the Indemnified Party is otherwise entitled to indemnification pursuant to this Article 8 exceeds $400,000 (the "Minimum Loss"). After the Minimum Loss is exceeded, the Indemnified Party shall be entitled to be paid the entire amount of its Indemnified Representation Costs, including the full amount of the Minimum Loss, subject to the limitations on recovery and recourse set forth in this Section 8.5.

               (b) Determination of Breach. For purposes of determining (i) whether an Indemnifying Party shall be required to indemnify an Indemnified Party under this Article 8 or (ii) the aggregate amount of Minimum Loss suffered by an Indemnified Party, each representation and warranty contained in this Agreement for which indemnification can be or is sought hereunder shall be read (including for purposes of determining whether a breach of such representation or warranty has occurred) without regard to materiality (including Material Adverse Effect) qualifications that may be contained therein.

               (c) Limitation as to Time. No Indemnifying Party shall be liable for any Indemnified Representation Costs pursuant to this Article 8 unless a written claim for indemnification in accordance with Section 8.3 or 8.4 is given by the Indemnified Party to the Indemnifying Party with respect thereto on or before the first anniversary of the First Closing Date, except that this time limitation shall not apply to any (i) claims for fraud pursuant to Section 9.2;
(ii) claims for breaches of the representations and warranties contained in
Section 2.1(b) (relating to capital structure of the REIT and its Subsidiaries),
Section 2.1(c) (relating to authority of the REIT and its Subsidiaries), Section 2.1(k) (relating to taxes) and Section 2.1(o) (relating to environmental matters), which representations and warranties shall survive until the expiration of the applicable statute of limitations.

               (d) Other Indemnified Costs. The provisions of this Section 8.5 shall only be applied to Indemnified Representation Costs and shall not be applicable to any other Indemnified Costs.

               (e) Limitation as to Amount. The Indemnifying Party's aggregate indemnity obligations to the Indemnified Parties under this Agreement shall be limited to an amount equal to the Purchase Price.

        8.6 Tax Related Adjustments. The REIT and Buyer agree that any payment of Indemnified Costs made hereunder will be treated by the parties on their Tax Returns as an adjustment to the Purchase Price. If, notwithstanding such treatment by the parties, any payment of Indemnified Costs is determined to be taxable income rather than adjustment to Purchase Price by any taxing authority, then the Indemnifying Party shall indemnify the Indemnified Party for any Taxes payable by the Indemnified Party or any subsidiary by reason of the receipt of such payment (including any payments under this Section 8.6), determined at an assumed marginal tax rate equal to the highest marginal tax rate then in effect for corporate taxpayers in the relevant jurisdiction.

                                    ARTICLE 9

                               GENERAL PROVISIONS

        9.1 Survival of Representations, Warranties, and Covenants. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, each of the representations and warranties made in this Agreement or any other Transaction Document shall survive the First Closing as provided below. The representations and warranties set forth in this Agreement (other than representations and warranties contained in Section 2.1(b) (relating to capital structure of the REIT and its Subsidiaries), Section 2.1(c) (relating to authority of the REIT and its Subsidiaries), Section 2.1(k) (relating to taxes) and Section 2.1(o) (relating to environmental matters), which representations and warranties shall survive until the expiration of the applicable statute of limitations) or any other Transaction Document shall terminate on the first anniversary of the First Closing Date. Following the date of termination of a representation or warranty, no claim can be brought with respect to a breach of such representation or warranty, but no such termination shall affect any claim for a breach of a representation or warranty that was asserted in writing pursuant to Section 8.3 or Section 8.4 hereof before the date of termination. To the extent that such are performable after the First Closing or any Subsequent Closing, as applicable, each of the covenants and agreements contained in each of the Transaction Documents shall survive such Closing indefinitely; provided, however, effective as of the First Closing or any Subsequent Closing, the REIT shall be deemed to have waived any and all rights and remedies as to any breach by Buyer of any covenant and agreement of Buyer contained in each Transaction Document occurring prior to such Closing other than the obligation to acquire all Subsequent Closing Shares.

        9.2 No Waiver Relating to Claims for Fraud. The liability of any party under Article 8 shall be in addition to, and not exclusive of, any other liability that such party may have at law or equity based on such party's fraudulent acts or omissions. None of the provisions set forth in this Agreement, including but not limited to the provisions set forth in Section 8.5, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or equity based on any other party's fraudulent acts or omissions, nor shall any such provisions limit, or be deemed to limit,
(a) the amounts of recovery sought or awarded in any such claim for fraud, (b) the time period during which a claim for fraud may be brought, or (c) the recourse which any such party may seek against another party with respect to a claim for fraud; provided, that with respect to such rights and remedies at law or equity, the parties further acknowledge and agree that none of the provisions of this Section 9.2, nor any reference to this Section 9.2 throughout this Agreement, shall be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud, including but not limited to, defenses of statutes of limitations or limitations of damages.

        9.3 Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed by the parties hereto or by Buyer and the REIT.

        9.4 Waiver of Compliance. Any failure of Buyer on the one hand, or the REIT, on the other hand, to comply with any obligation, covenant, agreement, or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

        9.5 Specific Performance. The parties recognize that in the event the REIT should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. Buyer shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, the REIT hereby waives the defense that there is an adequate remedy at law. In no event shall the REIT be entitled to seek specific performance with respect to any of Buyer's obligations arising under this Agreement.

        9.6 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced under any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

        9.7 Expenses and Obligations.

               (a) Except as otherwise expressly provided in this Agreement or as provided by law, if the First Closing does not occur, all costs and expenses incurred by the parties hereto in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the party which has incurred such expenses. If the First Closing does occur, then, except as so provided, all costs and expenses incurred by the REIT, on the one hand, and Buyer, on the other, in connection with such consummation shall be borne solely and entirely by the REIT and Buyer, respectively. Notwithstanding the foregoing, upon the First Closing, Buyer shall pay $131,250, the Selling Stockholders shall pay $71,250 in the aggregate and the REIT shall pay $60,000 ($262,500 in total) to Christopher Weil & Company, Inc. as a result of the consummation of the transactions contemplated hereby.

               (b) In the event that (i) this Agreement is terminated by the REIT prior to the First Closing pursuant to Section 7.1(d)(i) or (ii) this Agreement is terminated by Buyer pursuant to Section 7.1(c)(ii), Section 7.1(c)(v), or Section 7.1(c)(vi), then promptly after such termination (and in any event within one Business Day, except that any payment of the Termination Fee pursuant to subparagraph (i) above shall be paid simultaneously with, and be a necessary condition to, such termination), the REIT shall pay Buyer a fee of $10,000,000 million (the "Termination Fee") by wire transfer of same day funds; provided, however, that the amount of the Termination Fee payable to Buyer upon a termination by Buyer pursuant to Section 7.1(c)(ii) or 7.1(c)(vi) shall be $3,500,000 rather than $10,000,000. The fee and other amounts payable pursuant to this Section 9.7 shall be paid by the REIT without reservation of rights or protests and the REIT, upon making such payment, shall be deemed to have released and waived any and all rights that it may have to recover such amounts.

        9.8 Parties in Interest. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party hereto and their successors, assigns and transferees, and nothing in this Agreement, except as set forth below, express or implied, is intended to confer upon any other Person (other than the Indemnified Parties as provided in Article 8 and any Released Parties under Section 7.3) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

        9.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied, or mailed by registered or certified mail (return receipt requested), or sent by Federal Express or other recognized overnight courier, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a) If to Buyer, to:

                   Lone Star Fund III (U.S.), L.P.
                   600 North Pearl Street
                   Suite 1500, LB 164
                   Dallas, Texas  75201
                   Attention: J.D. Dell
                   Facsimile: (214) 754-8401

                   with copies (which shall not constitute notice) to:

                   Vinson & Elkins L.L.P.
                   3700 Trammell Crow Center
                   2001 Ross Avenue
                   Dallas, Texas  75201
                   Attention: Michael D. Wortley
                   Facsimile: (214) 999-7732

               (b) If to the REIT, to:

                   U.S. Restaurant Properties, Inc.
                   12240 Inwood Road
                   Suite 200
                   Dallas, Texas 75244
                   Attention: Fred H. Margolin
                   Facsimile: (972) 233-6453

                   with copies (which shall not constitute notice) to:

                   Locke Liddell & Sapp LLP
                   2200 Ross Avenue
                   Suite 2200
                   Dallas, Texas 75201
                   Attention: Kenneth L. Betts
                   Facsimile: (214) 740-8800

        Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if telecopied, three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and one Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier.

        9.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by


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
each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        9.11 Entire Agreement. This Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder) constitutes the entire agreement of the parties hereto and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter hereof. There are no representations or warranties, agreements, or covenants other than those expressly set forth in this Agreement. The provision contained in Section 1.4(b) hereof shall supercede any provision to the contrary in the Transaction Documents.

        9.12 Governing Law; Choice of Forum. This Agreement shall be construed in accordance with and governed by the internal law of the State of Maryland (without reference to its rules as to conflicts of law).

        9.13 Public Announcements. The REIT, on the one hand, and Buyer, on the other, shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, except for statements required by law or by any listing agreements with any national securities exchange or the National Association of Securities Dealers, Inc., or made in disclosures filed pursuant to the Securities Act or the Exchange Act.

        9.14 Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise; provided, however, that upon notice to the REIT and without releasing Buyer from any of its obligations or liabilities hereunder, (a) Buyer may assign or delegate any or all of its rights or obligations under this Agreement to any one or more Affiliates of Buyer or any Person with or into which Buyer or any parent company of Buyer merges or consolidates, and (b) nothing in this Agreement shall limit Buyer's ability to make a collateral assignment of its rights under this Agreement to any institutional lender that provides funds to Buyer without the consent of the REIT. The REIT shall execute an acknowledgment of such collateral assignments in such forms as Buyer's lenders may from time to time reasonably request; provided, however, that unless written notice is given to the REIT that any such collateral assignment has been foreclosed upon, the REIT shall be entitled to deal exclusively with Buyer as to any matters arising under this Agreement or any of the other agreements delivered pursuant hereto. In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on Buyer's assigns. Any attempted assignment in violation of this
Section 9.14 shall be null and void.

        9.15 Guarantee of Buyer's Obligation to Purchase Shares at any Subsequent Closing. Guarantor guarantees the full and prompt performance by Buyer of Buyer's obligation to deliver the Purchase Price for the Subsequent Closing Shares pursuant to Section 6.3(a)(i) hereunder. This guarantee shall be a continuing guarantee of Buyer's obligation to deliver the Purchase Price for the Subsequent Closing Shares pursuant to Section 6.3(a)(i) and the liability of the Buyer hereunder shall in no way be effected, modified or diminished.


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
        9.16 No Affiliate Liability. Each of the following is herein referred to as a "Buyer Affiliate": (a) any direct or indirect holder of any equity interests or securities in Buyer (whether limited or general partners, members, stockholders or otherwise), (b) any Affiliate of Buyer, or (c) any director, officer, employee, representative or agent of (i) Buyer, (ii) any Affiliate of Buyer or (iii) any such holder of equity interests or securities referred to in clause (a) above. No Buyer Affiliate shall have any liability or obligation of any nature whatsoever in connection with or under this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby (other than as an assignee of this Agreement) and the REIT hereby waives and releases all claims of any such liability and obligation, it being understood that no such Person or entity (other than Buyer or an assignee of this Agreement) shall be liable for or in respect of this Agreement or the other Transaction Documents and the transactions contemplated hereby or thereby.

        9.17 Headings. The headings of this Agreement are for convenience of reference only and are not part of the substance of this Agreement.

                            [Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed, all as of the date first written above.

                                         U.S. RESTAURANT PROPERTIES, INC.

                                         By: /s/ FRED H. MARGOLIN
                                             -----------------------------------
                                         Name: Fred H. Margolin
                                               ---------------------------------
                                         Title:  CEO
                                                 -------------------------------

                                         LONE STAR U.S. ACQUISITIONS, LLC

                                         By: /s/ DAVID M. WEST
                                             -----------------------------------
                                         Name: David M. West
                                               ---------------------------------
                                         Title:  President
                                                 -------------------------------

                                         LONE STAR FUND III (U.S.), L.P.

                                         By: /s/ J.D. DELL
                                             -----------------------------------
                                         Name: J.D. Dell
                                               ---------------------------------
                                         Title:  Vice President
                                                 -------------------------------

                                    Exhibit A

                        Form of Deposit Escrow Agreement

                                   Exhibit B-1

                  Form of Noncompetition and Release Agreement
                                   (Margolin)

                                   Exhibit B-2

                  Form of Noncompetition and Release Agreement
                                 (Darrel Rolph)

                                   Exhibit B-3

                  Form of Noncompetition and Release Agreement
                                  (David Rolph)

                                    Exhibit C

                        Form of Excepted Holder Agreement

                                    Exhibit D

                     Form of Legal Opinion of REIT's Counsel

                                    Exhibit E

                      Form of Registration Rights Agreement

                                    Exhibit F

                           Liquidated Damages Release

                                    Exhibit G

                                Commitment Letter